UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Brookdale Senior Living Inc.
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August 14, 2017
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Monday, September 25, 2017 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of 2017 Annual Meeting of Stockholders and proxy statement.
In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about August 14, 2017, we mailed to our stockholders a notice of Internet availability of proxy materials containing instructions on how to access our proxy materials, including the proxy statement and our 2016 Annual Report, over the Internet, as well as how to vote online. The notice also includes instructions on how you can request, free of charge, a paper copy of our proxy materials and 2016 Annual Report by mail.
All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy statement and 2016 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

FOR THE BOARD OF DIRECTORS OF BROOKDALE SENIOR LIVING INC.

Daniel A. Decker Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on September 25, 2017: The Notice of 2017 Annual Meeting and Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, SEPTEMBER 25, 2017
To the Stockholders:
The 2017 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Monday, September 25, 2017 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee, for the following purposes:

1.	to elect three Class I directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	to ratify the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year;

3.	to hold an advisory vote to approve named executive officer compensation;

4.	to hold an advisory vote on the frequency of future advisory votes to approve named executive officer compensation;

5.	to approve the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan; and

6.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on August 1, 2017 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors

Chad C. White Secretary
Brentwood, Tennessee
August 14, 2017
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. IN ADDITION TO VOTING IN PERSON, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. STOCKHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND 2016 ANNUAL REPORT BY MAIL MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, SEPTEMBER 25, 2017
General Information
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Brookdale Senior Living Inc., a Delaware corporation ("Brookdale," the "Company," "we," "us" or "our"), for use at the 2017 Annual Meeting of Stockholders to be held on Monday, September 25, 2017, including any adjournments and postponements thereof (the "Annual Meeting").
Date, Time and Place of the Annual Meeting
The Annual Meeting will be held on Monday, September 25, 2017 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee 37027. Our main telephone number is (615) 221-2250.
Matters to be Considered at the Annual Meeting
The items of business scheduled to be considered and voted on at the Annual Meeting are:

1.	the election of three Class I directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year;

3.	an advisory vote to approve named executive officer compensation;

4.	an advisory vote on the frequency of future advisory votes to approve named executive officer compensation; and

5.	the approval of the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan.
We may also consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Important Notice Regarding the Availability of Proxy Materials
In accordance with rules approved by the Securities and Exchange Commission (the "SEC"), we are furnishing proxy materials to our stockholders over the Internet instead of mailing a printed copy of the proxy materials. On or about August 14, 2017, we mailed to our stockholders a notice of Internet availability of proxy materials containing instructions on how to access our proxy materials, including the proxy statement and our 2016 Annual Report, over the Internet, as well as how to vote online. If you received a notice and would like to receive a printed copy of our proxy materials and 2016 Annual Report, free of charge, you should follow the instructions for requesting such materials included in the notice. The Notice of 2017 Annual Meeting, this proxy statement and our 2016 Annual Report are also available on our website at www.brookdale.com/proxy.

Stockholders Entitled to Vote
As of August 1, 2017, there were outstanding and entitled to vote 186,278,661 shares of our common stock, par value $0.01 per share (excludes unvested restricted shares with respect to which the holders have no voting rights). Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on August 1, 2017 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the Annual Meeting between 9:00 A.M. and 5:00 P.M., local time, and at the Annual Meeting for any purpose germane to the meeting.
Quorum
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on August 1, 2017 will constitute a quorum for the transaction of business.
We will count abstentions and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter ("broker non-votes") for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
Required Vote
For the election of director nominees, the affirmative vote of a plurality of all the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is sufficient to elect the nominee if a quorum is present, as provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date. However, the Board has adopted a majority voting policy applicable to uncontested elections of directors, which is set forth in our Corporate Governance Guidelines. As required by the policy, each of the director nominees has submitted an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in the election of directors and acceptance of the resignation by the Board. If any such director nominee fails to receive more votes cast "for" than "against" such nominee in the election (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. See "Proposal 1––Election of Directors––Majority Voting for Directors" in this proxy statement for more information about the majority voting policy.
For each of Proposal 2 (ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year), Proposal 3 (advisory vote to approve named executive officer compensation), Proposal 4 (advisory vote on the frequency of future advisory votes to approve named executive officer compensation), Proposal 5 (approval of the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan) and any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the matter. Notwithstanding this vote standard, please be advised that Proposal 3 and Proposal 4 are advisory only and results of voting are not binding on the Company. With respect to Proposal 4, if no frequency option receives the affirmative vote of a majority of the shares entitled to vote on the matter, the Board will consider the option receiving the highest number of votes as the preferred option of our stockholders. The Board will consider the outcome of the vote on these non-binding matters in considering what action, if any, should be taken in response to the advisory votes by stockholders.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year;

•
FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables);

•	For the frequency of ONE YEAR on the advisory vote regarding the frequency of future advisory votes to approve named executive officer compensation;

•	FOR the approval of the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan; and
in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.
In the election of directors, abstentions will be disregarded and will have no effect on the outcome of the vote. For each of Proposal 2, Proposal 3, Proposal 4 and Proposal 5, abstentions from voting will have the same effect as voting against such matter.
If you hold your shares in street name through a brokerage account, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to your broker, your broker will not be authorized to vote your shares on any of the matters at the Annual Meeting, other than Proposal 2. If your broker exercises its discretion to vote on Proposal 2, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2, but your shares will constitute "broker non-votes" on each of the other proposals at the Annual Meeting. Broker non-votes will have no effect on the outcome of such other proposals.
Voting
You may vote on the Internet, by telephone, by mail, or in person at the Annual Meeting. To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice. To vote by telephone, registered stockholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

•	by Internet: www.proxyvote.com

•	by phone: (800) 579-1639

•	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line).

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on September 24, 2017. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Submitting your vote by mail or via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. For directions to the Annual Meeting, please contact our Investor Relations Department at (615) 221-2250.
Revocability of Proxy
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.
Persons Making the Solicitation
This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone, email or other electronic means. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.
Recommendations of the Board
The Board recommends a vote:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2017 fiscal year;

•
FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables);

•	For the frequency of ONE YEAR on the advisory vote regarding the frequency of future advisory votes to approve named executive officer compensation; and

•	FOR the approval of the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan.

PROPOSAL 1
ELECTION OF DIRECTORS
The first proposal is to elect three Class I directors to hold office for a term of three years and until their respective successors are duly elected and qualified. The Board is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2017, 2019 and 2018, respectively. The current Class I directors are Frank M. Bumstead, Daniel A. Decker and T. Andrew Smith, and the Board has proposed each of them as a nominee for re-election as a Class I director. If elected at the Annual Meeting, each of Messrs. Bumstead, Decker and Smith will hold office until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board may recommend.
Under our Corporate Governance Guidelines, the general policy of the Board is that no director who is 75 or older will be nominated for re-election to the Board, which policy may be waived in individual cases. In light of Mr. Bumstead's valuable contributions to the Board, his significant experience and his knowledge of the senior housing industry, the Nominating and Corporate Governance Committee recommended, and the Board approved, an exception to this policy for Mr. Bumstead.
The Board recommends that you vote FOR the election of Messrs. Bumstead, Decker and Smith to serve as Class I directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.  Unless otherwise instructed, we will vote all proxies we receive FOR the election of Messrs. Bumstead, Decker and Smith.
Information Concerning Directors and Director Nominees
Set forth below is certain biographical information for our directors. See "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement for a description of securities beneficially owned by our directors.

Name	Age	Position with Brookdale	Class
Daniel A. Decker	64	Executive Chairman of the Board	Class I
T. Andrew Smith	57	President, Chief Executive Officer and Director	Class I
Marcus E. Bromley	68	Director	Class III
Frank M. Bumstead	75	Director	Class I
Jackie M. Clegg	55	Director	Class II
Jeffrey R. Leeds	71	Director	Class III
William G. Petty, Jr.	71	Director	Class II
James R. Seward	64	Director	Class II
Lee S. Wielansky	66	Director	Class III
Daniel A. Decker has been investing in the senior living industry for more than 25 years. He joined the Board in October 2015 as Non-Executive Chairman of the Board, and was appointed as Executive Chairman of the Board effective November 1, 2016. Mr. Decker is the President and owner of CoastWood Senior Housing Partners, LLC, an investment firm specializing in seniors housing and related services, which he founded in 2006. In January 2013, CoastWood joined with KKR and Beecken Petty O'Keefe & Company to acquire the operations of Sunrise Senior Living, one of the leading operators of assisted living properties in the United States. The group sold its interest in Sunrise in 2014. Prior to forming CoastWood, Mr. Decker was a partner from 1990 to 2006 at The Hampstead Group, LLC, a private equity firm with a focus on real estate related, operating intensive businesses such as lodging and seniors housing. Mr. Decker was an attorney at the law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan (now known as Munsch Hardt Kopf & Harr, P.C.) from 1985 to 1990, which he co-founded in 1985, and was an attorney at Winstead PC from 1980 to 1985. Mr. Decker served on the Boards of Directors of Sentio Healthcare Properties, Inc. (a public, non-listed REIT) from March 2013 until September 2015, during which time he served as a member of the Investment Committee, and Health Care REIT, Inc. from October 2011 until August 2012, during which time he served as a member of the Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Decker also has served on the boards of directors of several other public companies, including Omega Healthcare Investors, Inc. (where he served as Executive Chairman and then as Chairman of the Board), Bristol Hotel Company, Wyndham Hotel Company and the Forum Group. Mr. Decker earned his Bachelor of Science in Business Administration degree in economics from the University of Missouri-Columbia, and his J.D. from the University of Missouri-Kansas City. Mr. Decker’s significant experience in the senior living and real estate industries, as well as his extensive strategic, investment and transactional experience, led to the conclusion that he should serve as a member of the Board.
T. Andrew Smith has over 25 years of experience in seniors housing, mergers and acquisitions, real estate and capital markets transactions, corporate finance and healthcare. Mr. Smith has served as our Chief Executive Officer since February 2013, as our President since March 2016, and as a member of the Board since June 2014. From October 2006 to February 2013, Mr. Smith served as our Executive Vice President, General Counsel and Secretary. In addition to his role in managing our legal affairs, Mr. Smith was responsible for the management and oversight of our corporate development functions (including acquisitions and expansion and development activity); corporate finance (including capital structure, debt and lease transactions and lender/lessor relations); strategic planning; and risk management. Prior to joining Brookdale, Mr. Smith served as a member of Bass, Berry & Sims PLC's corporate and securities group and as chair of the firm's healthcare group. During his tenure at Bass, Berry & Sims (1985 to 2006), Mr. Smith represented American Retirement Corporation as outside General Counsel. He currently serves as a member of the board of directors of the Nashville Health Care Council, Argentum and the National Investment Center for the Seniors Housing & Care Industry (NIC) and as a member of the executive board of the American Seniors Housing Association (ASHA). Mr. Smith’s knowledge of the senior housing industry and his experience as our President and Chief Executive Officer, and previously as our Executive Vice President, General Counsel and Secretary, led to the conclusion that he should serve as a member of the Board.
Marcus E. Bromley joined Brookdale’s Board in July 2017 as an independent director and brings more than 35 years of real estate industry leadership experience. He served as chairman of the board and chief executive officer of Gables Residential Trust from 1993 until 2000, and then as a member of its board until the company was acquired in 2005. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner for the Southeast operation of Trammell Crow Residential Company. Mr. Bromley has served as a member of the board of Cole Credit Property Trust V, Inc., a non-listed real estate investment trust, since March 2015 and as its non-executive chairman since June 2015. Mr. Bromley also currently serves as a member of the advisory board of Nancy Creek Capital Management, LLC, a private mezzanine debt and equity investment firm. Previously, Mr. Bromley served as a member of the boards of Cole Corporate Income Trust, Inc. from January 2011 until January 2015, of Cole Credit Property Trust II, Inc. from 2005 until July 2013, and of Cole Credit Property Trust III, Inc. from 2008 until 2012, each of which was a non-listed real estate investment trust. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and an M.B.A. from the University of North Carolina. Mr. Bromley's significant executive, leadership and advisory experience in the real estate industry led to the conclusion that he should serve as a member of the Board.
Frank M. Bumstead has over 40 years’ experience in the field of business and investment management and financial and investment advisory services. He also has represented buyers and sellers in a number of merger and acquisition transactions, including the sale of CMT (now a nationwide cable network) from its previous owners to Gaylord Entertainment, Inc. Mr. Bumstead is the chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents artists, songwriters and producers in the music industry as well as athletes and other high net worth clients. He has been with the firm since 1989. From 1993 to December 1998, Mr. Bumstead served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead joined the Board in August 2006 and is an independent director. Prior to our acquisition of ARC, Mr. Bumstead served as the Lead Director of

ARC, where he had served as a member of the board of directors for 11 years. He served in 2015 as Chairman of the board of directors of the Country Music Association and is also Vice Chairman of the board of directors and Chairman of the Finance and Investment Committee of the Memorial Foundation, Inc., a charitable foundation. He also currently serves on the board of directors of Nashville Wire Products, Inc. Mr. Bumstead has also served as a director and as a member of the Audit Committee of Syntroleum Corporation. He also has previously served on the boards of the Dede Wallace Center, The American Red Cross, ECA, Inc., American Constructors, Inc., American Fine Wire, Inc., Junior Achievement of Nashville, and Watkins Institute. In addition, he previously served as a member of the board of advisors of United Supermarkets of Texas, LLC and was Chairman of its Finance and Audit Committee. Mr. Bumstead received a B.B.A. degree from Southern Methodist University and a Masters of Business Management from Vanderbilt University’s Owen School of Management. Mr. Bumstead’s experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of the Board.
The Honorable Jackie M. Clegg brings robust transactional and financial experience, along with expertise in corporate governance and public policy, through her work as a strategic consultant, in government service and as a director of a number of public companies. Ms. Clegg joined the Board in November 2005 as an independent director. Ms. Clegg founded the strategic consulting firm Clegg International Consultants, LLC, and has served as its Managing Partner since 2001. Ms. Clegg was nominated by the President of the United States and confirmed by the U.S. Senate to serve as the Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank of the United States, the official export credit institution of the United States of America, serving from June 1997 through July 2001, and served as Chief Operating Officer from January 1999 to September 2000. In her role with the Export-Import Bank, Ms. Clegg had direct supervisory responsibilities for the financial operations of the Export-Import Bank and was responsible for financing more than $50 billion in U.S. exports and a portfolio of $65 billion, budgeting decisions for the Export-Import Bank’s operational and program budgets and opening Export-Import Bank programs in several countries. Ms. Clegg also served as chair of the Loan and Audit Committees of the Board of Directors and as chair of the Budget Task Force and the Technology and Pricing Committees of the Export-Import Bank. Ms. Clegg had previously served as the Chief of Staff and Special Assistant to the Chairman of the Export-Import Bank from April 1993 through June 1997. Prior to her Export-Import Bank service, Ms. Clegg worked in the U.S. Senate, focusing on international finance and monetary policy, national security and foreign affairs. She was the principal staff member on the U.S. Senate Committee on Banking, Housing and Urban Affairs Subcommittee on International Finance & Monetary Policy. She was responsible for developing strategy and for drafting legislation, including changes to the Export Administration Act, the Credit Reform Act, the Defense Production Act and Fair Trade in Financial Services legislation, among others. She also served as an associate staff member for the Senate Appropriations Committee for approximately ten years. Ms. Clegg also draws on her significant experience in service on the boards of directors of public companies and private organizations. She currently serves on the board of directors and chairs the Audit Committee of the Public Welfare Foundation. She has previously served as a director of IPC Holdings, Ltd., a company that provided property casualty catastrophe insurance coverage, and Blockbuster, Inc., which had over 6,500 retail locations. Additionally, she served as a director of CME Group Inc. (the parent company of the Chicago Mercantile Exchange), the Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. She previously chaired the Nominating and Corporate Governance Committees of Blockbuster, Inc., IPC Holdings, Ltd. and Cardiome Pharma Corp. and the Audit Committees of the IPC Holdings, Ltd., Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. She has also chaired and served on numerous special committees overseeing mergers, acquisitions, and financing transactions and has helped companies through the IPO process. Based on her current and former positions and directorships, Ms. Clegg has gained significant financial, corporate governance, public policy, infrastructure, and real estate experience. Ms. Clegg’s extensive transactional and financial experience, as well as her experience in the public sector and as a director of numerous public companies (including her service as chairman of the foregoing standing and special committees) led to the conclusion that she should serve as a member of the Board.
Jeffrey R. Leeds is a financial services industry veteran with extensive experience in mergers, acquisitions and dispositions, capital markets and public company management. Mr. Leeds retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, having served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. Prior to GreenPoint, Mr. Leeds was with Chemical Bank for 14 years, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds has been an independent member of the Board since November 2005 and served as Non-Executive Chairman of the Board from June 2012 through September 2015. He previously served as a director and chair of the Audit Committee of Och-Ziff Capital Management Group LLC and as a director and Audit Committee member of United Western Bancorp. Mr. Leeds received a B.A. in economics from the University of Michigan and an MBA and M.Ph. from Columbia University. Mr. Leeds’ experience as an executive and principal financial officer, along with his extensive financial industry and transactional expertise, led to the conclusion that he should serve as a member of the Board.
William G. Petty, Jr. brings to Brookdale nearly 30 years of experience in the healthcare services industry, as well as extensive operational, investment and transactional experience in the senior living industry, and a robust background in finance. He joined the Board in December 2014 and is an independent director. Mr. Petty is a partner of Beecken Petty O'Keefe & Company, a private equity management firm he co-founded in 1996, which currently has approximately $1.3 billion under management. Mr. Petty’s prior leadership experience includes service as Chairman of the Board of Directors of Sunrise Senior Living, Inc. from January 2013 to April 2014; as Chief Executive Officer of Alternative Living Services, Inc./Alterra Healthcare Corporation from 1993 to 1996 and as its Chairman from 1993 to 2000; as Chairman, President and Chief Executive Officer of Evergreen Healthcare, Inc. and as a director of that company’s publicly-traded successors (GranCare, Inc. and Mariner Health Care Inc.); and as a director and member of the executive committee of Forum Group, Inc. In 1985, he co-founded Omega Capital Ltd., a private investment fund focused on the healthcare industry, which formed Omega Healthcare Investors, Inc., a healthcare REIT, during his tenure as managing director. In addition, he has served on the boards of directors of several Beecken Petty portfolio companies. Mr. Petty received a B.S. in Business Administration from the University of Illinois. Mr. Petty’s significant executive experience in the senior living and healthcare services industries, as well as his extensive operational, investment and transactional experience, led to the conclusion that he should serve as a member of the Board.
James R. Seward has extensive experience in senior management and oversight in the investment sector, including significant experience in mergers and acquisitions and capital markets transactions. Mr. Seward is a Chartered Financial Analyst and, since 2000, has been a private investor. Previously, Mr. Seward was Executive Vice President, Chief Financial Officer, and director of Seafield Capital Corporation, a publicly-traded investment holding company. In that capacity, Mr. Seward also served as a director and as a member of the executive committee of LabOne, a provider of health screening and risk assessment services to life insurance companies and clinical diagnostic testing services to healthcare providers, until LabOne was sold to Quest Diagnostics in 2005. Mr. Seward also previously served as Chief Executive Officer and President of SLH Corporation, a spin-off of Seafield Capital Corporation. Mr. Seward joined the Board in November 2008 and is an independent director. He also currently serves as Chairman of the Board of Trustees and as a member of the Audit Committee of RBC Funds, a registered investment company. He previously served as a director of ARC and has also served as a member of the board of directors and Audit Committee of Syntroleum Corporation. Mr. Seward received a Bachelor of Arts degree from Baker University, a Masters in Public Administration, City Management from the University of Kansas and a Masters in Business Administration, Finance from the University of Kansas. Mr. Seward’s experience and credentials in investing and finance, along with his knowledge of both the senior housing industry (through his prior service as a director of ARC) and the health care industry (through his prior service as a director of LabOne), led to the conclusion that he should serve as a member of the Board.
Lee S. Wielansky has more than 40 years of commercial real estate investment, management and development experience. Mr. Wielansky currently serves as Chairman and CEO of Midland Development Group, Inc., which was re-started in 2003 and focuses on the development of retail properties in the mid-west and southeast, and as Chairman and CEO of Opportunistic Equities, which specializes in low income housing. Mr. Wielansky was previously President and CEO of JDN Development Company, Inc., which was a wholly-owned subsidiary of JDN Realty Corporation, a publicly-traded REIT with more than $1 billion in assets that was acquired by Developers Diversified Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation, a publicly-traded REIT and a leading owner, operator and developer of shopping centers in the United States, which in 1998 acquired Midland Development Group, a retail properties development company co-founded by Mr. Wielansky in 1983. Mr. Wielansky joined the Board in April 2015 and is an independent director. He also serves as Lead Trustee of Acadia Realty Trust, a publicly-traded REIT focused on the ownership, acquisition, redevelopment and management of commercial retail properties in the United States, is a director of Isle of Capri Casinos, Inc., and served as a director of Pulaski Financial Corp. from 2005 to 2016. He also serves on the Foundation board of Barnes Jewish Hospital (BJC). Mr. Wielansky received a bachelor's degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri – Columbia, where he is currently a member of the Strategic Development Board of the college of business. Mr. Wielansky’s real estate investment, management and development experience, as well as his service as a director of several public companies, led to the conclusion that he should serve as a member of the Board.
Agreement with Respect to Marcus E. Bromley
On July 25, 2017, we entered into an agreement (the “Standstill Agreement”) with Land & Buildings Investment Management, LLC and certain affiliates thereof (collectively, “Land & Buildings”). On such date, Land & Buildings beneficially owned approximately 1.1% of our outstanding common stock. Pursuant to the Standstill Agreement, we agreed to cause the Board to appoint, and the Board did appoint, Mr. Bromley to the Board as a Class III director on July 25, 2017 to serve until the 2018 annual meeting of stockholders. Under the Standstill Agreement, if prior to the deadline for submission of stockholder nominations for the Annual Meeting we had received notice of a stockholder nomination of candidate(s) for election as director(s) at the Annual Meeting and the director candidate(s) proposed in such nomination was either (i) elected by stockholders at the Annual Meeting or (ii) appointed to the Board pursuant to a settlement agreement between us and the nominating stockholder, Mr. Bromley agreed to resign immediately from the Board and applicable committees thereof. We also agreed that effective upon Mr. Bromley's appointment to the Board, we would cause the Board to appoint, and the Board did appoint, Mr. Bromley to each of the Audit Committee and the Investment Committee of the Board. We also agreed to ensure that during the Standstill Period (as defined below), any new committee of the Board that may be established includes Mr. Bromley. Additionally, if, during the Standstill Period, Mr. Bromley is unable to serve as a director for any reason, resigns as a director or is removed as a director and at such time Land & Buildings beneficially owns at least 1% of our then outstanding common stock, then the Board and Land & Buildings will work together in good faith to identify and select a replacement director in accordance with the terms of the Standstill Agreement.
Under the terms of the Standstill Agreement, the Company also agreed to cause the Board and all applicable committees thereof to review and consult with Land & Buildings regarding the composition of the Board prior to the 2018 annual meeting of stockholders and to consider, if appropriate after such review and consultation with Land & Buildings, changing such Board composition, including by appointing or nominating a new member of the Board who meets the requisite qualifications and skill set needs of the Board.
Pursuant to the Standstill Agreement, Land & Buildings agreed that it will not, directly or indirectly, (i) nominate or recommend for nomination any person for election as a director at the Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the Annual Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the Annual Meeting or (iv) publicly or privately encourage or support any other current or future stockholder to take any of the actions set forth in the preceding clauses (i) through (iii).
Under the terms of the Standstill Agreement, during the period from July 25, 2017 until the earlier of (x) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2018 annual meeting of stockholders pursuant to our Amended and Restated Bylaws or (y) June 30, 2018 (the “Standstill Period”), Land & Buildings agreed, among other things, not to (i) engage in any solicitation of proxies or consents with respect to securities of the Company, (ii) seek representation on the Board or (iii) make any proposal, affirmatively solicit or publicly or privately encourage a third party to make or support an offer or proposal, engage in discussions with any person in connection with an offer or proposal or comment on any proposal (prior to such proposal becoming public) regarding any merger, acquisition, recapitalization, restructuring, reorganization, disposition or other business combination involving, or relating to, the Company, its business, operations or structure. In addition, at each annual or special meeting of stockholders held during the Standstill Period, Land & Buildings agreed to vote all of its shares of our common stock (i) in favor of the election of the slate of directors nominated by the Board, (ii) against the removal of any member of the Board and (iii) in accordance with the

Board’s recommendation with respect to any other proposal presented at such annual or special meeting of the Company’s stockholders; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than a proposal relating to the election or removal of directors) that is different from the recommendation of the Board, Land & Buildings will have the right to vote in accordance with such ISS recommendation. Notwithstanding the foregoing, Land & Buildings may vote as it wishes on any proposed transaction that would result in a change of control or liquidation of the Company to the extent that the Board submits any such proposed transaction to our stockholders for approval. Each of the parties to the Standstill Agreement also agreed to mutual non-disparagement obligations.
Legal Proceedings Involving Directors, Officers or Affiliates
There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.
Director Independence
The Board has affirmatively determined that Ms. Clegg and Messrs. Bromley, Bumstead, Leeds, Petty, Seward and Wielansky are “independent” under Section 303A.02 of the listing standards of the NYSE, and that Mark J. Parrell was independent prior to his resignation from the Board effective on July 24, 2017. In each case, the Board affirmatively determined that none of such individuals had a material relationship with the Company. In making these determinations, the Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards.
There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by the Board in making the required independence determinations. None of the directors that were deemed independent had any relationship with us (other than as a director or stockholder).
Compensation of Directors
The director compensation program for 2016 and currently in effect for 2017 available to each director who is not an employee or consultant of ours (other than Mr. Decker, whose compensation arrangements are described separately below) consists of (i) an annual cash retainer; (ii) an additional cash retainer for serving as Chair of the Audit, Compensation, Nominating and Corporate Governance or Investment Committees; (iii) an annual award of immediately vested common stock; and (iv) cash meeting fees. In addition, under this program each new independent director joining the Board is awarded shares of time-based restricted stock. Details regarding our non-

employee director compensation program and the compensation arrangements available to Mr. Decker for his service as a Class I director and as Chairman of the Board are described below.
Non-Employee Director Compensation Program
During 2016, the Compensation Committee conducted its annual review of the non-employee director compensation program applicable to each non-employee director (other than Mr. Decker, whose compensation arrangements are described separately below), including receiving a report from F.W. Cook & Co, Inc. ("F.W. Cook") of the practices of the peer group utilized by the Committee when reviewing our executive compensation program. The Compensation Committee determined not to make any changes to the non-employee director compensation program. Our non-employee director compensation program consists of the following elements:

Non-Employee Director Compensation Program for 2016
Cash Fees
Annual Retainer	$100,000
Annual Committee Chair Retainers:
Audit	$20,000
Compensation/Nominating and Corporate Governance	$15,000
Investment	$10,000
Meeting Fees
Per Board Meeting Attended	$3,000
Per Committee Meeting Attended	$2,000

Equity Awards
Annual Grant of Immediately Vested Stock	$100,000
Initial Grant of Restricted Stock (for new directors)	$100,000
Cash Fees. All of the cash amounts are payable quarterly in arrears. Applicable cash retainers are pro-rated to reflect a partial year’s service for directors who serve on the Board or as Chair of a standing committee for less than the full year. Cash meeting fees are paid to a director or committee member for attendance in person or telephonically. Each director has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of their quarterly cash compensation. The number of shares or restricted stock units to be issued is based on the closing price of our common stock on the date of issuance, or if such date is not a trading date, on the previous trading day’s closing price. Each restricted stock unit will be payable in the form of one share of our common stock following the director’s termination of service as a member of the Board. Immediately vested shares issued pursuant any such election are issued under the Director Stock Purchase Plan, and restricted stock units issued pursuant to any such election are issued under our 2014 Omnibus Incentive Plan.
Annual Grant of Immediately Vested Stock. Each non-employee director receives an award of immediately vested common stock with a grant date fair value of approximately $100,000 for the year just served, anticipated to be granted in February each year. Directors joining the Board during the year are eligible to receive a pro-rated award to reflect a partial year’s service. Directors are given the opportunity to elect to receive restricted stock units in lieu of immediately vested common stock under which the shares would be received upon their retirement from the Board. Our directors are generally eligible to receive stock grants under our 2014 Omnibus Incentive Plan, and the shares of immediately vested common stock or restricted stock units are granted under such plan.
Initial Grant of Restricted Stock. Each new non-employee director joining the Board is granted an award of shares of time-based restricted stock with a value of approximately $100,000 based on the closing price of our common stock on the date of grant. The shares will vest, subject to the director’s continued service, on the first anniversary of the date of grant. The shares are granted under our 2014 Omnibus Incentive Plan. During 2016, no new directors joined the Board and, therefore, no shares of restricted stock were granted to our non-employee directors during 2016.

Compensation of Chairman of the Board
During 2016, Mr. Decker served as Non-Executive Chairman of the Board through October 31, 2016, and effective November 1, 2016, he was appointed as Executive Chairman of the Board. Compensation decisions regarding Mr. Decker’s service as Non-Executive Chairman of the Board were made in connection with his appointment as a Class I director and as the Non-Executive Chairman of the Board in 2015. For his service through October 31, 2016, Mr. Decker received an annual cash retainer of $100,000 for his service as a non-employee director and cash meeting fees of $3,000 for each meeting of the Board and $2,000 for each meeting of the committees of the Board that he attended in person or by phone in his capacity as a member or Chairman of the Board, subject to a maximum of $75,000 of meeting fees each fiscal year. In addition, for his service as Non-Executive Chairman of the Board, Mr. Decker received an annual cash retainer of $250,000. Mr. Decker was also eligible to receive coverage for himself and his dependents under our group health plan on the terms generally applicable to other participants in such plan.
In connection with Mr. Decker’s appointment as Executive Chairman of the Board, the Compensation Committee reviewed with F.W. Cook the compensation to be paid to Mr. Decker for his service in such additional executive capacity. Upon the recommendation of the Compensation Committee, the Board approved certain changes to Mr. Decker’s previously existing compensation arrangements effective November 1, 2016. He will continue to receive an annual cash retainer of $100,000 for his service as a director and be entitled to cash meeting fees, subject to a maximum of $75,000 of meeting fees each fiscal year as described above. In addition, his annual cash retainer for service as Chairman of the Board was increased from $250,000 to $500,000 while he is serving as Executive Chairman of the Board. For Mr. Decker's service as Executive Chairman of the Board through 2017, on November 7, 2016, the Committee awarded 26,246 shares of time-based restricted stock and 26,245 shares of performance-based restricted stock under our 2014 Omnibus Incentive Plan.
The time-based shares will vest ratably in three annual installments, subject to his continued service as a director or employee, beginning on December 31, 2017. The performance-based shares will vest on December 31, 2017, subject to his continued service as a director or employee and dependent upon the level of achievement of performance goals established by the Committee, with any such shares that do not vest to be forfeited. The performance targets for such performance-based shares are based on our Total Shareholder Return, which will compare the closing price of our common stock on the date of grant, or $12.78, to the volume weighted average price per share of our common stock for the 15 consecutive trading days ending December 29, 2017, assuming any dividends or distributions paid during such period are reinvested in our common stock. Achievement of the threshold level of performance, or Total Shareholder Return of at least 10% but less than 20%, will result in the vesting of 50% of such shares, and achievement of the targeted level of performance (or above), or Total Shareholder Return of 20% or above, will result in the vesting of 100% of such shares. Vesting will not be interpolated between the threshold and target performance targets. The restricted stock agreements entitle Mr. Decker to receive dividends on unvested restricted shares, to the extent that any such dividends are declared in the future.
The restricted stock agreements for such time- and performance-based awards provide that upon the occurrence of a change in control (as defined in our 2014 Omnibus Incentive Plan), any unvested shares will immediately vest. The restricted stock agreement for the time-based award provides that if Mr. Decker’s service as a director and employee is terminated by death or disability (as defined in our 2014 Omnibus Incentive Plan), then the restricted shares normally subject to vesting at the next vesting date will immediately vest and any remaining unvested restricted shares will be forfeited upon such date. The restricted stock agreement for the performance-based awards provide that if Mr. Decker's service as a director and employee is terminated by death or disability, then any outstanding unvested shares will immediately vest. Both restricted stock agreements provide that if Mr. Decker’s service as a director has been terminated without cause (as defined in our 2014 Omnibus Incentive Plan) prior to December 31, 2017 and his service as an employee has been terminated by death or disability, by us without cause or by Mr. Decker for good reason (as defined in the restricted stock agreement), prior to December 31, 2017, then any outstanding unvested shares will immediately vest.

Mr. Decker will also continue to be eligible to receive coverage for himself and his dependents under our group health plan on the terms generally applicable to other participants in such plan, and he will not participate in the Brookdale Senior Living Inc. Severance Pay Policy, Tier I, as amended, applicable to our other executive officers. In lieu thereof, we entered into a letter agreement with Mr. Decker pursuant to which he will be eligible to continue to receive the cash compensation that would have been payable to him through December 31, 2017 if his service as Executive Chairman of the Board is terminated without cause (as defined in our 2014 Omnibus Incentive Plan) prior to such date.
The cash retainers described above were prorated during 2016 to reflect Mr. Decker’s appointment as Executive Chairman of the Board effective November 1, 2016. His cash retainers and meeting fees were paid quarterly in arrears during 2016. While he served as Non-Executive Chairman of the Board, Mr. Decker had the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of his quarterly cash compensation on the same terms as offered to the other non-employee directors.
Other Director Compensation Arrangements
Mr. Smith, our President and Chief Executive Officer, does not receive separate compensation for his service on the Board. Information regarding compensation awarded to, earned by or paid to Mr. Smith for his service as an executive officer is included in “Compensation of Executive Officers” below.
Director Compensation for 2016
The following table sets forth certain summary information for the year ended December 31, 2016 with respect to the compensation awarded to, earned by, or paid to our directors (other than Mr. Smith). Information regarding compensation awarded to, earned by or paid to Mr. Smith for his service as an executive officer is included in "Compensation of Executive Officers" below.

Name	Fees Earned or Paid in Cash		Stock Awards(1)(2)		All Other Compensation		Total
Frank M. Bumstead	$221,000		$99,995	(3)	––		$320,995
Jackie M. Clegg	$240,000	(4)	$99,995	(3)	––		$339,995
Daniel A. Decker	$479,167	(5)	$591,313	(6)	$11,685	(7)	$1,082,164
Jeffrey R. Leeds	$222,000		$99,995	(3)	––		$321,995
Mark J. Parrell(8)	$190,000		$69,306	(9)	––		$259,306
William G. Petty, Jr.	$209,000	(10)	$99,995	(3)	––		$308,995
James R. Seward	$210,000		$99,995	(3)	––		$309,995
Lee S. Wielansky	$205,000		$69,306	(9)	––		$274,306
_________________

(1)
Represents the aggregate grant date fair value of awards of immediately vested stock, restricted stock and/or restricted stock units computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a summary of the assumptions made in the valuation of these awards.

(2)
As of December 31, 2016: (i) none of the directors held any unvested stock awards, except that Mr. Decker held 42,913 shares of time-based restricted stock and 26,245 shares of performance-based restricted stock; and (ii) each of the following directors held the following number of vested restricted stock units: Ms. Clegg—6,850 and Mr. Decker—10,348.

(3)	Represents the grant date fair value of 6,901 immediately vested shares awarded on February 26, 2016.

(4)
Ms. Clegg elected to receive immediately vested shares in lieu of a portion of her cash compensation for 2016. The reported amount includes: 1,777 immediately vested shares issued on April 1, 2016 for service during the first quarter of 2016 with a grant date fair value of $27,863; 1,501 immediately vested shares issued on July 1, 2016 for service during the second quarter of 2016 with a grant date fair value of $23,866; 1,482 immediately vested shares issued on October 1, 2016 for service during the third quarter of 2016 with a grant date fair value of $25,861; and 3,411 immediately vested shares issued on January 1, 2017 for service during the fourth quarter of 2016 with a grant date fair value of $42,365.

(5)
Mr. Decker elected to receive restricted stock units in lieu of a portion of his cash compensation for 2016. The reported amount includes: 3,651 restricted stock units issued on April 1, 2016 for service during the first quarter of 2016 with a grant date fair value of $57,248; 3,474 restricted stock units issued on July 1, 2016 for service during the second quarter of 2016 with a grant date fair value of $55,237; 3,223 restricted stock units issued on October 1, 2016 for service during the third quarter of 2016 with a grant date fair value of $56,241; and 5,199 restricted stock units issued on January 1, 2017 for service during the fourth quarter of 2016 with a grant date fair value of $64,572.

(6)
Represents the grant date fair value of $335,424 with respect to 26,246 shares of time-based restricted stock and of $255,889 with respect to 26,245 shares of performance-based restricted stock, each awarded on November 7, 2016.

(7)
Includes $10,243 of premiums paid by the Company in 2016 for continued group health plan coverage for Mr. Decker and his dependents during his service as Non-Executive Chairman of the Board through October 31, 2016, and amounts paid by the Company for Mr. Decker’s commuting to the Company’s Nashville headquarters during his service as Executive Chairman of the Board beginning November 1, 2016.

(8)	Mr. Parrell resigned from the Board effective on July 24, 2017.

(9)	Represents the grant date fair value of 4,783 immediately vested shares awarded on February 26, 2016.

(10)
Mr. Petty elected to receive immediately vested shares in lieu of a portion of his cash compensation for 2016. The reported amount includes: 1,482 immediately vested shares issued on April 1, 2016 for service during the first quarter of 2016 with a grant date fair value of $23,238; 1,525 immediately vested shares issued on July 1, 2016 for service during the second quarter of 2016 with a grant date fair value of $24,248; 1,217 immediately vested shares issued on October 1, 2016 for service during the third quarter of 2016 with a grant date fair value of $21,237; and 2,878 immediately vested shares issued on January 1, 2017 for service during the fourth quarter of 2016 with a grant date fair value of $35,745.

Director Stock Ownership Guidelines
The Board has adopted Stock Ownership Guidelines that require each of our non-employee directors to maintain ownership of a number of shares of our common stock with a value equal to three times the non-employee director’s annual cash retainer for service on the Board, exclusive of any retainers for service as the Chairman of the Board or of any committee and any cash meeting fees. The Board has determined that Mr. Decker will continue to be subject to the stock ownership guidelines applicable to non-employee directors following his appointment as the Executive Chairman of the Board beginning November 1, 2016, rather than the guidelines applicable to our executive officers.
The expected level of ownership may be met through stock purchased by the director or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not generally count toward satisfaction of the guidelines unless elected to be received by the director in lieu of cash compensation.
Stock ownership levels are required to be achieved by the later of (i) February 5, 2019 (i.e., five years after their initial adoption) or (ii) the fifth anniversary of the director’s initial appointment or election to the Board. Until the expected ownership level is achieved, each director is expected to retain at least 50% of any shares obtained through our stock incentive plans.
As of August 1, 2017, each of our current independent directors and Mr. Decker held a number of shares in excess of the number required by the guidelines, except for Mr. Bromley, who was appointed to the Board on July 25, 2017. Mr. Bromley will be expected to retain at least 50% of any shares that he obtains through our stock incentive plans until he holds shares in excess of the number required by the guidelines.

Meetings of the Board
The Board met 19 times in 2016. Each of our incumbent directors attended at least 75% of the total number of meetings of the Board and all committees of the Board on which he or she served during 2016.
Our "non-management" directors, i.e., those who are not executive officers, meet in regularly scheduled executive sessions without management. Any non-management director may request that additional executive sessions be scheduled. Under our Corporate Governance Guidelines, a non-management director designated by the non-management directors on the Board presides at such executive sessions, or in such director’s absence, another non-management director designated by the lead non-management director presides at such executive sessions. If the Board has elected a director to serve as Non-Executive Chairman of the Board, such director will preside at such executive sessions under our Corporate Governance Guidelines.
The Board has not adopted a formal policy that requires directors to attend our annual stockholders' meetings, although they are invited and encouraged to attend. Eight of the then-incumbent members of the Board attended the 2016 annual meeting of stockholders.
Committees of the Board
Under our Corporate Governance Guidelines, the Board has four separate standing committees: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s functions include:

•
reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•
having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for our hiring of employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.
The Audit Committee is currently chaired by Mr. Seward and also consists of Ms. Clegg and Messrs. Bromley and Leeds. All members are “independent” directors as defined under the listing standards of the NYSE and under section 10A(m)(3) of the Exchange Act. Mr. Parrell, a former director who served on the Audit Committee prior to his resignation from the Board effective on July 24, 2017, was "independent" as defined under such standards. The Board has determined that each of the current members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. In 2016, the Audit Committee held nine meetings. The report of the Audit Committee is included on page 58.

The Board has adopted a written charter for the Audit Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
Compensation Committee
The Compensation Committee's functions include:

•	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's and other executive officers' compensation, evaluating the Chief Executive Officer's and other executive officers' performance in light of those goals and objectives, and determining the Chief Executive Officer's and other executive officers' compensation based on that evaluation;

•	recommending to the Board the compensation of our non-employee directors; and

•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan, 2014 Omnibus Incentive Plan and Associate Stock Purchase Plan.
The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Ms. Clegg and Messrs. Leeds and Wielansky. All members are "independent" directors as defined under the listing standards of the NYSE. In 2016, the Compensation Committee held 15 meetings. The report of the Compensation Committee is included on page 41.
The Board has adopted a written charter for the Compensation Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
Investment Committee
The Investment Committee reviews and approves (or recommends that the Board approve, as applicable) certain investments and proposed transactions on behalf of the Board, reviews and evaluates (and makes recommendations to the Board regarding) our capital structure and financial strategies, our material capital allocation plans, and our dividend and share repurchase policies and programs, and performs such other responsibilities as may be delegated to it by the Board from time to time. The Committee is currently chaired by Mr. Petty and also consists of Messrs. Bromley, Decker, Seward and Wielansky. Mr. Parrell served on the Committee until his resignation from the Board effective on July 24, 2017. In 2016, the Investment Committee held 10 meetings.
A current copy of the written charter for the Investment Committee is available on our website, located at www.brookdale.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's functions include:

•
reviewing the performance of the Board and incumbent directors and making recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to our Corporate Governance Guidelines; and

•	overseeing the evaluation of the Board and our management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Messrs. Leeds, Bumstead and Petty. All members are "independent" directors as defined under the listing standards of the NYSE. In 2016, the Nominating and Corporate Governance Committee held 12 meetings.
The Board has adopted a written charter for the Nominating and Corporate Governance Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
The Nominating and Corporate Governance Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate's senior housing, real estate, finance, operations, marketing, healthcare, operations and other relevant experience, understanding of our business, professional and personal ethics, and educational and professional background. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale's business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee may engage firms that specialize in identifying director candidates.
In addition, our Corporate Governance Guidelines currently provide that the Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds, experience, gender and race. While the Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. To that end, the committee's charter currently provides that, among the qualifications considered in the selection of candidates, the committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals.
While the Nominating and Corporate Governance Committee's charter and our Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board believes that it is appropriate not to adopt a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.
A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. In the case of an annual meeting, to be timely the Secretary of Brookdale must have received proper notice from the stockholder not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, nominations for the 2018 annual meeting of stockholders submitted pursuant to these provisions of our Amended and Restated Bylaws must be received no earlier than May 28, 2018 and no later than the close of business on June 27, 2018. If the 2018 annual meeting of stockholders is called for a date that is not within 25 days before or after September 25, 2018, the notice must be received by Brookdale not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of a special meeting called for the purpose of electing directors, to be timely the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
To be in proper form, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person's name, age, business and residence address, the person's principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must include any other information relating to the stockholder or to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above and on the record date for the determination of stockholders entitled to notice of and vote at such meeting. The notice should be mailed or delivered to "Brookdale Senior Living Inc. Nominating and Corporate Governance Committee c/o Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027". If the chairman of the annual meeting determines that a nomination was not made in accordance with the procedures set forth in our Amended and Restated Bylaws, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or management.
Corporate Governance
The role of the Board is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.
The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics that applies to all employees, directors and officers, including our principal executive officer, our principal financial officer, our principal accounting officer or controller, or persons performing similar functions, as well as a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to our President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. These guidelines and codes are available on our website at www.brookdale.com. Any amendment to, or waiver from, a provision of such codes of ethics granted to a principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, or to any executive officer or director, will be posted on our website.

Majority Voting for Directors
In 2015 the Board adopted an amendment to our Corporate Governance Guidelines to provide for a majority voting policy applicable to uncontested elections of directors, which became effective immediately following the conclusion of the 2015 annual meeting of stockholders. The Board believes this policy will better enable the Board to be responsive to stockholders who vote in the elections of directors.
Under the policy, in order for any person to be nominated by the Board for election as a director, such nominee must submit an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in an uncontested election of directors and acceptance of the resignation by the Board. If any such nominee fails to receive more votes cast "for" than "against" such nominee in an uncontested election of directors (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board's decision and, if such resignation is rejected, the rationale behind the decision will be publicly disclosed within ninety days following certification of the election results. Any nominee who is an existing Board member and tenders his or her resignation pursuant to the policy will not participate in the committee's or Board's deliberations regarding whether to accept the resignation. An election will be considered a contested election under the policy if, as of the tenth day preceding the date the Company first mails its notice of the stockholders meeting to the Company's stockholders, the number of nominees exceeds the number of directors to be elected. If there is a contested election, the directors will be elected by a plurality of the votes cast as provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date.
Each of the nominees for election as a Class I director has submitted the irrevocable resignation described above.
Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board is free to choose its Chairman in any way that it deems best for the Company at any given time. However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management's accountability to the Board. Mr. Decker currently serves as Executive Chairman of the Board, and Mr. Smith serves as President, Chief Executive Officer and Director.
Risk Oversight
The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments of the Company (including our Internal Audit Department) assess and manage our exposure to risk. To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Board regularly receives reports from management regarding our risk exposures and monitors our risk management activities.
Communications from Stockholders
The Board has in place a process for security holders to send communications to the Board. Specifically, the Board will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.
Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders
who wish to contact any non-management director, the presiding non-management director or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to "Any Non-Management Director"), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.
Executive Officers
The following table sets forth certain information concerning our executive officers:

Name	Age	Position
Daniel A. Decker	64	Executive Chairman of the Board
T. Andrew Smith	57	President, Chief Executive Officer and Director
Labeed S. Diab	47	Chief Operating Officer
Lucinda M. Baier	52	Chief Financial Officer
Bryan D. Richardson	58	Executive Vice President and Chief Administrative Officer
Cedric T. Coco	49	Executive Vice President and Chief People Officer
Mary Sue Patchett	54	Executive Vice President – Community Operations
H. Todd Kaestner	61	Executive Vice President – Corporate Development
George T. Hicks	59	Executive Vice President – Finance and Treasurer
Chad C. White	42	Senior Vice President, General Counsel and Secretary
Labeed S. Diab joined Brookdale as Chief Operating Officer in November 2015.  Prior to joining Brookdale, Mr. Diab served in operational leadership roles for the Walmart US division of Wal-Mart Stores, Inc. since 2009, most recently serving as its President of Health and Wellness since 2014, its President of Midwest Division from 2011 to 2014, and its Vice President and General Manager from 2009 to 2011.  Prior to that, Mr. Diab served as Regional Vice President of Aramark's Health Care Division from 2006 to 2009 and as Regional Vice President for Rite Aid Corporation from 2003 to 2006.  Mr. Diab began his career as a Pharmacy Manager with American Stores Company and later in regional roles with CVS Caremark.  Mr. Diab is a Registered Pharmacist.  He currently serves as a member of the board of directors of Argentum.
Lucinda M. Baier joined Brookdale as Chief Financial Officer in December 2015.  Ms. Baier has more than fifteen years of executive leadership experience in accounting, taxation, finance and treasury functions, having most recently served as Chief Financial Officer of Navigant Consulting, Inc., a specialized global expert services firm, since March 2013 and its Executive Vice President since February 2013.  Prior to that, she was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Central Parking System, Inc., a leading firm in parking management and marketing, from August 2011 to October 2012, having previously served as its Senior Vice President and Chief Financial Officer since September 2010.  Ms. Baier served from July 2008 to February 2010 as Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., and served from 2006 until July 2008 as Chief Financial Officer of World Kitchen, LLC.  In addition, Ms. Baier served as a member of the Board of Directors and Audit Committee of The Bon-Ton Stores, Inc. from 2007 until 2016.  Ms. Baier is a Certified Public Accountant.
Bryan D. Richardson became our Executive Vice President in July 2006 and our Chief Administrative Officer in January 2008.  Mr. Richardson also served as our Chief Accounting Officer from September 2006 through April 2008. Previously, Mr. Richardson served as Executive Vice President – Finance and Chief Financial Officer of ARC since April 2003 and previously served as its Senior Vice President – Finance since April 2000. Mr. Richardson was formerly with a national graphic arts company from 1984 to 1999 serving in various capacities, including Senior Vice President of Finance of a digital prepress division from May 1994 to October 1999, and Senior Vice President of Finance and Chief Financial Officer from 1989 to 1994. Mr. Richardson was previously with the national public accounting firm PricewaterhouseCoopers.
Cedric T. Coco joined Brookdale as Executive Vice President and Chief People Officer in October 2016 after serving in various human resources roles for Lowe's Companies Inc. since 2008, and most recently as Senior Vice President of

Human Resources, where he led the human resources generalists for Lowe's stores, distribution centers and customer support centers, in addition to leading talent acquisition, employee relations, diversity, and succession planning. Prior to Lowe's, Mr. Coco gained nearly two decades of experience in human resources, learning and development and organization performance at Microsoft Corporation, KLA-Tencor Corporation and General Electric Company, where he held numerous leadership roles in engineering, business development, sales, general management and organizational learning.
Mary Sue Patchett became our Executive Vice President – Community Operations in November 2015 after having served as Division President since February 2013 and as Divisional Vice President since joining Brookdale in September 2011 in connection with our Horizon Bay acquisition.  Ms. Patchett has over 30 years of senior care and housing experience serving in leadership roles. Previously, Ms. Patchett served as Chief Operating Officer of Horizon Bay from January 2011 through August 2011 and as Senior Vice President of Operations from March 2008 through December 2011. Prior to joining Horizon Bay, she was President and owner of Patchett & Associates, Inc., a management consulting firm for senior housing and other healthcare companies, from 2005 until March 2008. Ms. Patchett had previously served as Divisional Vice President for Alterra for over six years and started in senior living with nine years in numerous leadership positions at Sunrise Senior Living. Ms. Patchett has served on numerous industry boards and is serving on the advisory board of Florida Argentum as its past chair.
H. Todd Kaestner became our Executive Vice President – Corporate Development in July 2006. Previously, Mr. Kaestner served as Executive Vice President – Corporate Development of ARC since September 1993. Mr. Kaestner served in various capacities for ARC's predecessors since 1985, including Vice President – Development from 1988 to 1993 and Chief Financial Officer from 1985 to 1988.
George T. Hicks became our Executive Vice President – Finance in July 2006 and our Treasurer in January 2016.  Prior to July 2006, Mr. Hicks served as Executive Vice President – Finance and Internal Audit, Secretary and Treasurer of ARC since September 1993. Mr. Hicks had served in various capacities for ARC's predecessors since 1985, including Chief Financial Officer from September 1993 to April 2003 and Vice President – Finance and Treasurer from November 1989 to September 1993.
Chad C. White joined Brookdale in February 2007 and has served as our Senior Vice President since July 2014, our General Counsel since March 2017 and our Secretary since March 2013. He previously served as our Senior Vice President and Co-General Counsel from July 2014 to March 2017, our Vice President and Co-General Counsel from March 2013 to July 2014, and our Associate General Counsel and Assistant Secretary prior to that. Before joining Brookdale, Mr. White served in legal roles with Dollar General Corporation and Bass, Berry & Sims PLC.
See "—Information Concerning Directors and Director Nominees" for biographical information for Messrs. Decker and Smith.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the compensation of the following named executive officers:

Named Executive Officers
T. Andrew Smith	President and Chief Executive Officer
Labeed S. Diab	Chief Operating Officer
Lucinda M. Baier	Chief Financial Officer
Bryan D. Richardson	Executive Vice President and Chief Administrative Officer
Mary Sue Patchett	Executive Vice President, Community Operations
Mark W. Ohlendorf	Former President
Mr. Ohlendorf stepped down from his role as President effective March 18, 2016. On such date, Mr. Smith was appointed to the additional role of President. Mr. Ohlendorf’s separation was considered to be a termination by us without cause pursuant to the terms of applicable compensatory plans and agreements.
Compensation Practices–Highlights

What We Do	What We Do Not
– Pay for Performance – A significant portion of our NEOs’ target direct compensation is awarded in the form of variable, at-risk compensation.	– No Above Median Benchmarking – We do not benchmark target compensation above the median of our peer group.
– Caps on Payouts – We cap payouts under our annual cash incentive plan and long term incentive awards (no additional shares beyond target performance).
– No Excessive Guaranteed Compensation – Our annual cash incentive plan and our performance-based restricted stock awards do not have minimum guaranteed payout levels, and therefore this compensation is “at risk.”

– Preserving Tax Deductibility – We structure incentive compensation opportunities with the intent that they will qualify as performance-based compensation under Section 162(m) of the Code to the extent possible.
– No Tax Gross Ups – We do not provide tax gross-ups, except in the limited circumstance of certain re-location expenses.
– Long-Term Equity – We promote retention of NEOs with 4-year time-based restricted stock and performance-based restricted stock with a 3-year and 4-year performance period.	– No Excessive Perquisites – We do not provide excessive perquisites or other benefits.
– Annual Say on Pay – We annually conduct a “say-on-pay” advisory vote (rather than on a less frequent basis) to solicit our stockholders’ views on our executive compensation programs.	– No Defined Benefit Plans – We do not offer pensions or supplemental executive retirement plans (SERPs).
– Stock Ownership and Retention Guidelines – We maintain robust stock ownership and retention guidelines (5x base salary for the CEO; 4x base salary for the COO and CFO; 3x base salary/cash retainer for the other NEOs and directors).

– No Pledging or Hedging – Our insider trading policy prohibits executive officers and directors from pledging shares or engaging in short-sale, hedging, or other derivative transactions involving our securities.

– Independent Committee and Consultant – The Committee is comprised solely of independent directors, and it retains F.W. Cook as its independent compensation consultant.	– No Stock Options – We have never granted stock options.
Overview of Compensation Process
The Compensation Committee (the “Committee”) administers our executive compensation program, including overseeing our compensation plans and policies, performing an annual review of executive compensation plans, and reviewing and approving all decisions regarding the compensation of executive officers. At the request of the Committee, our Chief Executive Officer and certain of our other executive officers participate in Committee meetings (excluding executive sessions of the Committee and when their own compensation is determined) and assist the Committee by, for example, providing information to the Committee and making recommendations regarding our compensation program and levels. Our Chief Executive Officer recommends to the Committee the compensation of our other executive officers, subject to the Committee’s ultimate authority and responsibility for determining the form and amount of executive compensation.
At our 2016 annual meeting of stockholders, 90% of the votes cast on the annual vote to approve the compensation of our named executive officers (referred to as “say-on-pay”) supported our executive compensation program. The Committee believes this vote provided positive affirmation of our stockholders’ support of our executive compensation approach and provided assurance that the program is reasonable and well-aligned with stockholder expectations. The Committee values the opinions expressed by stockholders in the annual say-on-pay vote and considers the outcomes of such votes when making executive compensation decisions.
Executive Officer Compensation Philosophy and Objectives
Our executive compensation program is designed to reward performance, align executives’ interests with those of our stockholders, retain key executives responsible for our success and, as needed, attract new executives. To accomplish these objectives, we intend to provide compensation that is competitive externally, fair internally, and tied to performance.
Our executive compensation program consists of these key elements:

•
Base Salary—To attract and retain our key executives, we provide a base salary that reflects the level and scope of responsibility, experience and skills of an executive, as well as competitive market practices.

•
Annual Cash Incentive Opportunity—The purpose of the annual cash incentive opportunity is to motivate and reward executives for their contributions to our performance through the opportunity to receive annual cash compensation based on the achievement of company and individual performance objectives for the year. The Committee intends to set targets that are challenging, but generally based on the Company’s business and operating plans so as to avoid encouraging excessive risk-taking.

•
Long-Term Incentive Compensation—The purpose of long-term incentive compensation is to align executives’ long-term goals with those of our stockholders. The Committee has utilized a mix of time- and performance-based restricted stock as the forms of long-term incentive compensation awarded to our executives. The Committee believes that the use of restricted stock appropriately aligns the interests of our executives with those of our stockholders and encourages employees to remain with the Company.

Market Data Review
Competitive market practices, including those of a self-selected peer group, are one of many factors the Committee considers in making executive compensation decisions. The Committee reviews market data to provide an external frame of reference on range and reasonableness of our compensation levels and practices, but not as a primary or determinative factor. The Committee’s objective is, over the long-term, to target executive compensation at or slightly below the median of our peer group for comparable positions, with potential upside opportunity if supported by company financial and operating performance.
The Committee engaged F.W. Cook in 2016 to review and, if advisable, recommend updates to, the peer group used by the Committee for reviewing our executive compensation program, and to conduct an independent market analysis using that peer group. The peer group used for 2016 executive compensation decisions remained unchanged from the prior year and included 18 companies in the health care facilities, healthcare services, managed healthcare, healthcare REIT, hospitality and restaurant industries. The companies contained in the peer group were chosen to be reflective of our levels of revenue, market capitalization and enterprise value, and number of employees. The peer group was comprised of the following companies:

2016 Compensation Peer Group
Centene Corporation	Omnicare, Inc.
Community Health Systems, Inc.	Quest Diagnostics Incorporated
Darden Restaurants, Inc.	Select Medical Holdings Corporation
HealthSouth Corporation	Starwood Hotels & Resorts Worldwide, Inc.
Hyatt Hotels Corporation	Tenet Healthcare Corporation
Kindred Healthcare, Inc.	The Ensign Group, Inc.
Laboratory Corporation of America Holdings	Universal Health Services, Inc.
LifePoint Health, Inc.	Welltower Inc.
National HealthCare Corporation	Wyndham Worldwide Corporation
F.W. Cook reported directly to the Committee and did not provide any services to the Company other than services provided to the Committee. The Committee conducted a specific review of its relationship with F.W. Cook, and determined that its work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010 by the SEC and by the NYSE.
Annual Risk Assessment
In accordance with its charter, the Committee conducts an assessment annually of the relationship between our risk management policies and practices, corporate strategy and our compensation arrangements. As part of this assessment, the Committee evaluates whether any incentive and other forms of pay encourage unnecessary or excessive risk taking. For our 2016 executive compensation program, the Committee concluded that the program, including the performance goals and targets used for incentive compensation, is appropriately structured not to encourage unnecessary or excessive risk taking.
2016 Named Executive Officer Compensation Decisions
When considering our 2016 executive compensation program, the Committee indicated that it would continue to target executive compensation at or slightly below the median of our peer group for comparable positions, with potential upside opportunity if supported by company financial and operating performance. F.W. Cook completed a market analysis and reported that the increases to base salary and long-term incentive awards made in 2015 had brought the target total direct compensation for our named executive officers closer to the median of our peer group for similarly titled roles, though Mr. Smith’s and Mr. Richardson’s target total direct compensation was lower than the median of the peer group for comparable positions, primarily due to considerably lower target long-term incentive compensation. F.W. Cook also indicated that the design of our short-term incentive plan, including the performance criteria and amounts, and relative weighting thereof, were generally consistent with peer practices. Further, F.W. Cook advised on long-term incentive performance measures that are used in practice, including relative total shareholder return, which was not used by the peer companies for purposes of long-term incentive compensation.

When evaluating base salaries and target short term incentive opportunities of the named executive officers, the Committee reviewed comparative market data presented by F.W. Cook. Mr. Smith requested that his base salary not be increased for 2016, and the Committee noted that Mr. Diab and Ms. Baier were hired in the fourth quarter of 2015, and that Ms. Patchett’s base salary had been increased in connection with her promotion in the fourth quarter of 2015. As a result, the Committee determined not to increase the base salary of the named executive officers, with the exception of Mr. Richardson, whose base salary was increased by 2.5% for 2016. The Committee further determined that the target annual cash incentive opportunity for 2016 would remain at 125% of base salary for Mr. Smith and 100% of each of the other named executive officers. The Committee also determined under the annual cash incentive plan to continue to use the relative weighting of company and individual performance measures, and to begin using resident fee revenue as a performance measure in lieu of year-over-year same community senior housing net operating income growth used in prior years. When evaluating the individual objectives component of the annual cash incentive plan, the Committee determined to use a more rigorous process in setting goals, identifying achievement criteria and scoring goal achievement to improve the pay-for-performance nature of the individual objectives and to differentiate results among executives and their objectives.
The Committee reviewed comparative market data provided by F.W. Cook when setting target amounts of long-term incentive compensation, noting that Mr. Diab and Mses. Baier and Patchett were hired or promoted during the fourth quarter of 2015. In light of F.W. Cook’s report showing that Mr. Smith’s and Mr. Richardson’s target total direct compensation amounts were below the median amounts of the peer group, primarily due to their target long-term incentive compensation being considerably lower than the peer group, the Committee determined to increase the grant date fair value of long-term incentive awards for Messrs. Smith and Richardson by 10%, or approximately $475,000 and $80,000, respectively. The Committee did not grant long-term incentive awards to Mr. Ohlendorf due to the timing of his termination without cause effective March 18, 2016.
The table below sets forth the target total direct compensation approved by the Committee for each of Messrs. Smith, Diab and Richardson and Mses. Baier and Patchett for 2016. Mr. Ohlendorf is not included due to his termination of employment effective March 18, 2016. Performance-based opportunities are presented at target and long-term incentive awards are presented at grant date fair value. The table below excludes amounts reported in the “All Other Compensation” column in the Summary Compensation Table for 2016, which generally include employer matching contributions to our 401(k) Plan, premiums on Company-provided life and disability insurance, and the incremental cost of relocation benefits for Mr. Diab and Ms. Baier.

2016 Target Total Direct Compensation
	Base Salary	Annual Cash Incentive	Performance-Based Long-Term Equity	Time-Based Long-Term Equity	Target Total Direct Compensation
T. Andrew Smith	$950,000	$1,187,500	$2,612,503	$2,612,503	$7,362,507
Labeed S. Diab	$585,000	$585,000	$750,002	$750,002	$2,670,005
Lucinda M. Baier	$550,000	$550,000	$750,002	$750,002	$2,600,005
Bryan D. Richardson	$430,500	$430,500	$440,003	$440,003	$1,741,007
Mary Sue Patchett	$425,000	$425,000	$352,498	$352,513	$1,555,011
Consistent with our compensation philosophy, the 2016 pay mix for our named executive officers is heavily weighted towards performance-based, at risk, compensation, as illustrated by the charts below that reflect target total direct compensation for Mr. Smith and the average for our other named executive officers as a group (other than Mr. Ohlendorf).

2016 Target Total Direct Compensation Mix (% of Total)

2016 Realized Compensation and Summary of Compensation Results
So that our stockholders may better understand the results of our 2016 executive compensation program, the following table sets forth the amount of compensation actually realized by our named executive officers who served the full year 2016. The amount of realized compensation includes the actual salary earned, actual payments under our 2016 annual cash incentive plan, the value of restricted stock awards that vested during 2016 and the amount of all other compensation reported in the Summary Compensation Table for 2016 (other than $299,180 and $211,774 for relocation assistance for Mr. Diab and Ms. Baier, respectively, during 2016). The amounts realized are significantly lower than the target total direct compensation for 2016 as shown above, and also significantly lower than the amounts reported in the Summary Compensation Table for 2016 below, as calculated in accordance with SEC rules. For comparison purposes, the following table also sets forth the amount of compensation actually realized by our named executive officers for 2014 and 2015 who served a full year and were named executive officers during such years.

Realized Compensation
	Year	Salary	Annual Cash Incentive Earned	Value upon Vesting of Long-Term Incentive Awards	All Other Compensation (excluding relocation assistance)	Total Compensation Realized
T. Andrew Smith	2016	$953,654	$418,594	$1,258,572	$11,339	$2,642,159
	2015	$953,654	$276,094	$2,022,015	$8,929	$3,260,691
	2014	$841,216	$714,580	$1,622,198	$11,025	$3,189,019
Labeed S. Diab	2016	$587,250	$219,375	$371,177	$5,504	$1,183,307
Lucinda M. Baier	2016	$552,115	$222,750	$136,988	$5,723	$917,576
Bryan D. Richardson	2016	$432,115	$159,500	$384,391	$9,829	$985,836
	2015	$421,616	$124,110	$916,815	$8,534	$1,471,074
	2014	$367,631	$274,996	$981,541	$10,239	$1,634,407
Mary Sue Patchett	2016	$426,635	$145,350	$174,037	$7,811	$753,833
With respect to the annual cash incentive opportunity, during 2016 we failed to achieve the threshold level of performance of the Adjusted Cash From Facility Operations (“Adjusted CFFO”) per share performance measure, and we achieved 105% of the target level of performance of the resident fee revenue performance measure. Mr. Smith achieved 78% of his individual performance goals, and the other named executive officers shown in the table achieved between 79% and 100% of their individual performance goals. As a result, Mr. Smith earned 35.3% and the other named executive officers shown in the table earned between 34.2% and 40.5% of their target annual cash incentive opportunity.
In addition, shares of performance-based restricted stock granted to the named executive officers in 2013 were eligible to vest on February 27, 2016, dependent on the level of achievement of performance targets based on our three-year compound annual growth rate (“CAGR”) of Cash From Facility Operations (“CFFO”) per share measured based on our CFFO per share in 2015 versus a 2012 base year. We failed to achieve the threshold performance for this measure, and as a result the shares eligible to vest on such date were forfeited (Mr. Smith––48,828 shares; Mr. Richardson––9,837 shares; and Ms. Patchett––5,026).
During 2016, the named executive officers realized the amounts shown in the table above upon the vesting of time-based restricted stock granted in 2012 through 2015 (Mr. Smith––53,829 shares; Mr. Diab—32,588 shares; Ms. Baier—12,027 shares; Mr. Richardson––21,906 shares; and Ms. Patchett––12,173 shares), and performance-based restricted stock. Shares of performance-based restricted stock granted in 2012 were eligible to vest on February 27, 2016 dependent upon the level of achievement of performance targets based on our 2015 return on investment (“ROI”) on all Program Max projects approved in 2012 and completed prior to the end of 2013. Our actual ROI exceeded the target performance level and, therefore, each of the named executive officers vested with respect to 100% of the shares eligible to vest on such date (Mr. Smith––6,158 shares; Mr. Richardson––4,622 shares; and Ms. Patchett––677 shares). In addition, Mr. Smith’s 26,871 shares of performance-based restricted stock granted during 2015 and eligible to vest on February 27, 2016 vested on such date upon the Committee’s determination that the performance goals established by the Committee based on integration initiatives related to our acquisition of Emeritus had been met.
We believe the amount of compensation realized by our named executive officers demonstrates the pay-for-performance nature of our executive compensation program, as our actual level of performance for 2016 resulted in our paying significantly less to our named executive officers than the amounts targeted by the Committee and amounts reported in the Summary Compensation Table for 2016.
2016 Base Salaries
As described above, the Committee approved a base salary increase only for Mr. Richardson for 2016. The 2015 and 2016 base salaries were as follows:

Annual Base Salary
	2015	2016	Percent Change
T. Andrew Smith	$950,000	$950,000	–
Labeed S. Diab	$585,000	$585,000	–
Lucinda M. Baier	$550,000	$550,000	–
Bryan D. Richardson	$420,000	$430,500	2.5%
Mary Sue Patchett	$425,000	$425,000	–
Mark W. Ohlendorf	$540,000	$540,000	–

2016 Annual Cash Incentive Compensation
During 2016, each of the named executive officers participated in the annual cash incentive plan applicable to members of our senior management executive committee. Under this program, each of the named executive officers was eligible to receive cash incentive compensation based on company and individual performance during 2016. The cash incentive opportunities based on company and individual objectives were denominated as separate cash-settled performance awards under our 2014 Omnibus Incentive Plan, which was approved by our stockholders, so that amounts paid based on such objectives to individuals who are subject to the deduction limitation under Section

162(m) of the Internal Revenue Code could qualify as performance-based compensation under Section 162(m). As approved by our stockholders, the aggregate maximum payout to an individual for the 2016 annual cash incentive plan was $2,000,000. The annual cash incentive opportunity and results under the annual cash incentive plan are described below.
2016 Annual Cash Incentive Opportunity
The 2016 target total cash incentive opportunity for each of our named executive officers, calculated as a percentage of 2016 base salary, was as follows:

2016 Target Total Annual Cash Incentive Opportunity
	Percentage of 2016 Base Salary	Amount
T. Andrew Smith	125%	$1,187,500
Labeed S. Diab	100%	$585,000
Lucinda M. Baier	100%	$550,000
Bryan D. Richardson	100%	$430,500
Mary Sue Patchett	100%	$425,000
Mark W. Ohlendorf	100%	$540,000

As a percentage of base salary, the 2016 target total cash incentive opportunity was the same for each of Messrs. Smith, Richardson, and Ohlendorf as the 2015 opportunity. Pursuant to their offer letters in connection with their hiring in the fourth quarter of 2015, each of Mr. Diab’s and Ms. Baier’s target total cash incentive opportunity was set at 100% of base salary. Ms. Patchett’s target total cash incentive opportunity was increased from 80% in 2015 to 100% in 2016 as a percentage of her base salary, reflecting her membership on our senior management executive committee beginning in the fourth quarter of 2015.
The company performance components of the cash incentive opportunity were to be paid following the end of the fiscal year, dependent on our 2016 Adjusted CFFO per share and resident fee revenue. The company performance objectives applicable to our named executive officers were developed by management and approved by the Committee. The Committee determined to use Adjusted CFFO per share (which represents CFFO per share as adjusted for integration, transaction, transaction-related and strategic project costs) as the primary company performance objective for 2016 because the metric was used by management and the Board in its budgeting process, in the Company’s forward-looking earnings guidance provided to the investment community, and in its evaluation of our financial and operating performance. The Committee determined to use 2016 resident fee revenue (which represents resident fee revenue less entry fee amortization) as an objective for the same reasons and because it provides a top-line measurement of the performance of our senior housing and ancillary services businesses.
The individual performance components of the annual cash incentive opportunity were to be paid following the end of the fiscal year, dependent on the level of achievement of certain objectives established for each individual for 2016. The individual performance objectives for each named executive officer other than Mr. Smith were recommended by Mr. Smith and approved by the Committee. Mr. Smith’s individual performance objectives were approved by the Committee and reviewed with the Board.
The target annual cash incentive opportunities for the company and individual performance objectives weighted as a percentage of the target total annual cash incentive opportunity were as follows:

2016 Target Annual Cash Incentive Weighting by Objective
	Adjusted CFFO per Share	Resident Fee Revenue	Individual Objectives
T. Andrew Smith	60%	15%	25%
Other NEOs	60%	10%	30%

Adjusted CFFO per Share. The targeted level of Adjusted CFFO per share for 2016 under the annual cash incentive plan was $2.59, which was consistent with our initial 2016 budget and business plan approved by the Board in January 2016 and significantly higher than our actual 2015 Adjusted CFFO per share results. Payouts as a percentage of target based on our 2016 Adjusted CFFO per share performance are shown below. Payout percentages were to be interpolated between the steps shown below.

2016 Adjusted CFFO per Share Targets and Payout Percentages
Adjusted CFFO per Share Targets	Percentage Payout of Target Opportunity
$2.74 or more	200%
$2.72	190%
$2.70	180%
$2.68	170%
$2.66	160%
$2.64	150%
$2.63	140%
$2.62	130%
$2.61	120%
$2.60	110%
$2.59	100%
$2.49	90%
$2.48	80%
$2.46	60%
$2.44	40%
$2.42	20%
Below $2.42	0%

Resident Fee Revenue. For purposes of the cash incentive plan, resident fee revenue was to be based on our resident fee revenue less entrance fee amortization. The targeted level of resident fee revenue under the cash incentive plan represented year-over-year growth of 1.5% for 2016. The target level of resident fee revenue could be adjusted by the Committee to account for acquisitions and dispositions. Payouts as a percentage of target based on our resident fee revenue are shown below. Payout percentages were to be interpolated between the steps shown below.

2016 Resident Fee Revenue Targets and Payout Percentages
Resident Fee Revenue Targets	Percentage Payout of Target Opportunity
$4,365,546,696 or more	200%

$4,352,489,228	190%
$4,339,470,816	180%
$4,326,491,342	170%
$4,313,550,690	160%
$4,300,648,743	150%
$4,287,785,387	140%
$4,274,960,506	130%
$4,262,173,984	120%
$4,249,425,707	110%
$4,236,715,560	100%
$4,226,123,771	90%
$4,215,558,462	80%
$4,205,019,566	60%
$4,194,507,017	40%
$4,184,020,749	20%
Below $4,184,020,749	0%

Individual Objectives. The individual objectives for 2016 were intended to focus executives on key strategic initiatives supporting our business plan, based on their roles in achieving such initiatives. The objectives were designed to be reasonably achievable, but because they would require significant additional efforts on behalf of each of the executives, the cash incentive opportunity linked to individual performance was at risk. The level of achievement of the individual objectives for each named executive officer other than Mr. Smith was to be determined by the Committee following the end of the fiscal year upon the recommendation of Mr. Smith. The level of achievement of Mr. Smith’s individual objectives was to be determined by the Committee and reviewed with the Board. Achievement of the targeted level of performance would have resulted in 100% of this component of the opportunity of the being paid, which represented the maximum amount payable to an executive with respect to the individual performance objectives of the 2016 cash incentive opportunity.

2016 Individual Objectives
Mr. Smith
•    Refine analysis of our portfolio and develop and execute on disposition plan by the end of 2016 and fully explore the range of possible alternatives for our ancillary services business to maximize intermediate and long-term shareholder value
•    Develop, gain the Board’s consensus regarding, and deliver to the Board, a long-term strategic plan
•    Realize targeted merger-related cost synergies
•    Solidify our sales performance management system and performance by driving consistent and effective use of our sales playbooks, implementing improved, simplified and consistent sales management reporting and accountability processes, and ensuring full adoption of newly developed lead scoring tool
•    Strengthen our community teams through the reduction of turnover of key community-level leadership positions
•    Focus the company on the importance of net promoter score and improve net promoter scores across our consolidated communities

Mr. Diab
•    Implement our Brookdale Excellence Standards Tool (BEST) as a management tool, launch an audit format to standardize quality expectations and simplify the day-to-day community management and operations
•    Refocus our use of community quality system to have one system to document and follow-up on actions plans for BEST, site visits, and other program implementation tools
•    Solidify our sales performance management system and performance by driving consistent and effective use of our sales playbooks, implementing improved, simplified and consistent sales management reporting and accountability processes, and ensuring full adoption of newly developed lead scoring tool
•    Develop a plan for a new streamlined organizational structure, implement a quarterly talent management review and develop a mentorship program
•    Strengthen our community teams through the reduction of turnover of key community-level leadership positions
•    Focus the company on the importance of net promoter score and improve net promoter scores across our consolidated communities

Ms. Baier
•    Benchmark best practices for finance processes with peer companies and identify and develop plan to capitalize on priorities, and implement plan for budgeted general and administrative expense savings in 2017
•    Restructure our finance organization and create pricing team and complete pricing pilot
•    Create, and obtain Board approval of, our capital allocation strategy and articulate that strategy to the market
•    Maintain appropriate controls with no significant deficiencies or material weaknesses
•    Provide support for improving operations, including through driving cost reduction initiatives where appropriate, creating and delivering standardized management reports, and providing models to improve the effectiveness of our sales team

Mr. Richardson
•    Realize targeted merger-related cost synergies
•    Benchmark capital expenditures with peer companies, reduce 2016 capital expenditures versus budget at a specified amount, and develop a multi-year capital expenditure plan to normalize per-unit capital expenditures
•    Implement customer relationship management and website project, develop and implement a process to solicit and compile cost savings and best practices from the organization, and develop projects for 2017 to generate cost savings at a specified amount

•    Restructure our information technology group, with success measured based on improvements to customer satisfaction, technology simplification and cost savings, improved security, completion of integration activity and increased allocation of resources to support strategic initiatives and innovation

Ms. Patchett
•    Implement BEST as a management tool, launch an audit format to standardize quality expectations and simplify the day-to-day community management and operations
•    Refocus our use of community quality system to have one system to document and follow-up on actions plans for BEST, site visits, and other program implementation tools
•    Strengthen our community teams through the reduction of turnover of key community-level leadership positions
•    Focus the company on the importance of net promoter score and improve net promoter scores across our consolidated communities
•    Re-establish brand recognition for our Clare Bridge programming and ensure implementation of Clare Bridge standards in all programs, measured by the increase in average occupancy for memory care units
•    Restructure operations oversight in select communities

Mr. Ohlendorf	• Develop, gain the Board’s consensus regarding, and deliver to the Board, a long-term strategic plan
2016 Annual Cash Incentive Results
The results and payouts under the company and individual objectives for the 2016 annual cash incentive plan are described below. The total payment to each of our named executive officers under the 2016 annual cash incentive plan was as follows:

Actual 2016 Total Payment under 2016 Annual Cash Incentive Plan
	Actual Payment	Target Opportunity	Actual Payment as a Percentage of Target Opportunity
T. Andrew Smith	$418,594	$1,187,500	35.3%
Labeed S. Diab	$219,375	$585,000	37.5%
Lucinda M. Baier	$222,750	$550,000	40.5%
Bryan D. Richardson	$159,500	$430,500	37.0%
Mary Sue Patchett	$145,350	$425,000	34.2%
Mark W. Ohlendorf	$47,206	$116,557	40.5%

As a result of his termination without cause during 2016, Mr. Ohlendorf was eligible to receive payment under the 2016 annual cash incentive plan (to the extent earned), pro-rated based on the number of days he was employed. The amounts of Mr. Ohlendorf's actual payment and target opportunity reflect his service through the effective date of his termination, or March 18, 2016.
Adjusted CFFO per Share. We achieved Adjusted CFFO per share of $2.33 for 2016, which was below the threshold performance of $2.42 per share. Accordingly, the Committee determined that no portion of the opportunity based on Adjusted CFFO per share performance would be paid, as shown below. Mr. Ohlendorf's target amount reflects his service through March 18, 2016.

Actual CFFO per Share Objective Payment
	Target Amount	Achievement	Payment
T. Andrew Smith	$712,500	0%	–
Labeed S. Diab	$351,000	0%	–
Lucinda M. Baier	$330,000	0%	–
Bryan D. Richardson	$258,300	0%	–
Mary Sue Patchett	$255,000	0%	–
Mark W. Ohlendorf	$69,934	0%	–
Adjusted CFFO per share is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered in isolation from, as superior to or as a substitute for net income (loss), income (loss) from operations, cash flows provided by or used in operations, or other financial measures determined in accordance with GAAP. During 2016, we ceased presenting Adjusted CFFO per share in our earnings releases, documents filed with the SEC and other investor relations materials, and we ceased to include within our definition of CFFO our proportionate share of CFFO of our unconsolidated ventures. The following reconciliation shows how we calculated Adjusted CFFO per share for 2016, and it reflects the aggregate of our reported 2016 Adjusted CFFO and our proportionate share of CFFO of unconsolidated ventures, divided by the weighted average number of shares outstanding.

Year Ended
(in thousands, except per share data)	December 31, 2016
Net cash provided by operating activities	$365,732
Changes in operating assets and liabilities	76,252
Proceeds from refundable entrance fees	3,083
Refunds of entrance fees	(3,984)
Lease financing debt amortization with fair market value or no purchase options	(57,502)
Loss on facility lease termination	11,113
Distribution from unconsolidated ventures from cumulative share of net earnings	(23,544)
Recurring capital expenditures, net	(58,583)
Integration, transaction, transaction-related and strategic project costs	62,131
Adjusted CFFO	$374,698

Brookdale's proportionate share of CFFO of unconsolidated ventures	58,000
Adjusted CFFO	$432,698

Weighted average shares used in computing basic net income (loss) per share	185,653

Adjusted CFFO per share	$2.33
Resident Fee Revenue. We achieved resident fee revenue, excluding entrance fee amortization, of $4,164 million for 2016, which was below the threshold level of performance for this component of the annual cash incentive plan. However, due to the impact of dispositions and contributions of communities to unconsolidated ventures of 85 communities completed prior to the end of fiscal 2016, including those associated with our portfolio optimization initiative, the Committee exercised its discretion under our 2014 Omnibus Incentive Plan to equitably adjust the targets to exclude $197.3 million of 2015 resident fee revenue attributable to such communities. The Committee further equitably adjusted the payout based on our 2016 resident fee revenue to reflect our actual 2016 results excluding $124.1 million of 2016 resident fee revenue attributable to such communities. As a result, our 2015 resident fee revenue as adjusted for dispositions (and excluding entrance fee amortization) was $3,977 million, and the adjusted target level of 2016 resident fee revenue was $4,036 million, which represented 1.5% growth over the 2015 adjusted amount, and the other performance targets were likewise adjusted. For 2016 we achieved resident fee revenue as adjusted for dispositions (and excluding entrance fee amortization) of $4,042 million, representing year-over-year growth of 1.65%. This level of performance corresponded to the 105% level of performance compared to the adjusted targets. Accordingly, the Committee determined to pay 105% of the target opportunity based on such performance, as shown below. The target and payment amounts for Mr. Ohlendorf reflect his service through March 18, 2016.

Actual Resident Fee Revenue Objective Payment
	Target Amount	Achievement	Payment
T. Andrew Smith	$178,125	105%	$187,031
Labeed S. Diab	$58,500	105%	$61,425
Lucinda M. Baier	$55,000	105%	$57,750
Bryan D. Richardson	$43,050	105%	$45,203
Mary Sue Patchett	$42,500	105%	$44,625
Mark W. Ohlendorf	$11,656	105%	$12,239

Individual Objectives. Following the conclusion of the 2016 fiscal year, the Committee determined that Mr. Smith had achieved 78% of his individual performance objectives. In addition, based upon Mr. Smith’s recommendation and the Committee’s own evaluation of each named executive officer’s performance against the individual performance objectives that had been previously established, the Committee determined the level of achievement of the other named executive officers. The level of achievement of the named executive officers’ individual performance objectives and associated payouts are shown below. The target and payment amounts for Mr. Ohlendorf reflect his service through March 18, 2016.

Actual Individual Objectives Bonus Payment
	Target Amount	Achievement	Payment
T. Andrew Smith	$296,875	78.0%	$231,563
Labeed S. Diab	$175,500	90.0%	$157,950
Lucinda M. Baier	$165,000	100.0%	$165,000
Bryan D. Richardson	$129,150	88.5%	$114,298
Mary Sue Patchett	$127,500	79.0%	$100,725
Mark W. Ohlendorf	$34,967	100.0%	$34,967

2016 Long-Term Incentive Awards
The grant date fair value (calculated in accordance with ASC 718) of the long-term incentive awards granted to our named executive officers in 2016 were as follows (other than Mr. Ohlendorf, who did not receive long-term incentive awards due to the timing of his termination without cause effective March 18, 2016). The number of shares of restricted stock granted to each named executive officer was based on $14.49, the closing price of our common stock on February 26, 2016, the date of grant.

2016 Long-Term Incentive Awards
	Annual Grant of Time-Based Restricted Stock	Annual Grant of Performance-Based Restricted Stock	Total
T. Andrew Smith	$2,612,503	$2,612,503	$5,225,007
Labeed S. Diab	$750,002	$750,002	$1,500,005
Lucinda M. Baier	$750,002	$750,002	$1,500,005
Bryan D. Richardson	$440,003	$440,003	$880,007
Mary Sue Patchett	$352,513	$352,498	$705,011

The restricted share agreements associated with such long-term incentive awards contain non-competition, non-solicitation, non-disparagement and confidentiality covenants. With respect to any termination of a named executive officer’s employment, treatment of the restricted stock awards will be as provided in the applicable award agreement governing such awards, as described under “Potential Payments Upon Termination or Change in Control.” Each of the named executive officers will also be entitled to receive dividends on unvested shares, to the extent that any such dividends are declared in the future.
Annual Awards of Time-Based Restricted Stock. The annual awards of time-based restricted stock vested or will vest ratably in four annual installments beginning on February 27, 2017, subject to continued employment.
Annual Awards of Performance-Based Restricted Stock. Seventy-five percent (75%) of the annual awards of performance-based restricted stock are scheduled to vest on February 27, 2019 and twenty-five percent (25%) are scheduled to vest on February 27, 2020, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. Any performance-based shares which do not vest in either tranche will be forfeited. Management viewed the performance targets to be challenging.

The performance targets for the shares eligible to vest in 2019 are based on our three-year CAGR of Adjusted CFFO per share, with results to be measured based on our Adjusted CFFO per share in 2018 compared to our Adjusted CFFO per share in 2015. For purposes of the calculation, Adjusted CFFO per share will exclude federal income taxes to the extent that we become a federal income taxpayer in future periods. Achievement of the threshold level of performance will result in the vesting of 20% of the shares eligible to vest in 2019, and achievement of the targeted level of performance (or above) will result in the vesting of 100% of such shares, which is the maximum that may be earned.
The performance targets for the shares eligible to vest in 2020 are based on our calendar year 2019 ROI on all Program Max projects either (i) approved in 2016 and completed prior to the end of 2017 or (ii) approved prior to 2016 and completed during 2017. Our Program Max initiative is a capital expenditure program through which we expand, renovate, redevelop and reposition certain of our existing communities where economically advantageous. Achievement of the threshold level of performance will result in the vesting of 20% of the shares eligible to vest in 2020, and achievement of the targeted level of performance (or above) will result in the vesting of 100% of such shares, which is the maximum that may be earned.
Results of 2013 Performance-Based Long-Term Incentive Awards
During 2013, the Committee granted performance-based restricted stock awards to each of the named executive officers, other than Mr. Diab and Ms. Baier who joined the Company in 2015. Seventy-five percent (75%) of the shares were eligible to vest on February 27, 2016 and twenty-five percent (25%) were eligible to vest on February 27, 2017, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. With respect to each tranche of awards, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that tranche. Achievement of the targeted level of performance (or above) would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche would be forfeited.
As previously disclosed, vesting of the shares eligible to vest on February 27, 2016 was dependent on the level of achievement of performance targets based on our three-year CAGR of CFFO per share, which measured our CFFO per share for 2015 versus a 2012 base year, and all of the shares eligible to vest on February 27, 2016 were forfeited based on our actual results.
The vesting of the shares eligible to vest on February 27, 2017 was dependent upon the level of achievement of performance targets based on our 2016 ROI on all Program Max projects approved in 2013 and completed prior to the end of 2014. The table below shows the percentage of such tranche that would vest based on our actual 2016 ROI on such Program Max projects. Vesting percentages were to be interpolated between the steps shown below.

2013 Performance-Based Restricted Stock – 2016 Program Max ROI Targets
ROI Target	Percentage of Tranche that Would Vest
14% or above	100%
12%	75%
11%	55%
10%	40%
Below 10%	No vesting

Pursuant to the terms of Mr. Ohlendorf’s restricted share agreement, as a result of his termination without cause on March 18, 2016, all of his shares eligible to vest on February 27, 2017, or 4,369 shares, remained outstanding and eligible to vest based on (and subject to) our 2016 ROI on such Program Max projects.

Based on our actual ROI on such Program Max projects of 15.9% for 2016, all of the shares vested on February 27, 2017. The number of shares that vested on February 27, 2017 for each of our named executive officers is as follows:

Vesting of 2013 Performance-Based Restricted Stock Awards
Shares Vested on February 27, 2017
T. Andrew Smith	16,276
Bryan D. Richardson	3,279
Mary Sue Patchett	1,677
Mark W. Ohlendorf	4,369

Results of 2014 Performance-Based Long-Term Incentive Awards
During 2014, the Committee granted annual awards of performance-based restricted stock to each of the named executive officers, other than Mr. Diab and Ms. Baier who joined the Company in 2015. Seventy-five percent (75%) of the shares were eligible to vest on February 27, 2017 and twenty-five percent (25%) are eligible to vest on February 27, 2018, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. With respect to each tranche of awards, achievement of the threshold level of performance would result in the vesting of 20% of the shares in that tranche. Achievement of the targeted level of performance (or above) would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche would be forfeited.
The performance targets for the shares eligible to vest on February 27, 2017 were based on our three year CAGR of CFFO per share, which measured our CFFO per share for 2016 versus a 2013 base year. For purposes of the calculation, CFFO per share excluded acquisition, integration and other transaction costs and federal income taxes to the extent that we became a federal income taxpayer during the performance period. The table below shows the percentage of such shares that would vest based on our actual CFFO per share in 2016. Vesting percentages were to be interpolated between the steps shown below.

2014 Performance-Based Restricted Stock – 2016 CFFO per Share Targets
CAGR of CFFO (2013 Base Year)	2016 CFFO per Share	Percentage of Tranche that Would Vest
10% or above	$3.33 or above	100%
8%	$3.15	80%
6%	$2.99	60%
5%	$2.89	40%
4%	$2.81	20%
Below 4%	Below $2.81	No vesting

Pursuant to the terms of Mr. Ohlendorf’s restricted share agreement, as a result of his termination without cause on March 18, 2016, all of his shares eligible to vest on February 27, 2017, or 13,041 shares, remained outstanding and eligible to vest based on (and subject to) our 2016 CFFO per share performance.
We failed to achieve the threshold level of CFFO per share for 2016, and, as a result, all of the shares of our named executive officers eligible to vest on February 27, 2017 were forfeited. The number of shares that were eligible to vest in February 2017 and were forfeited by each of our named executive officers was as follows:

Forfeitures of 2014 Performance-Based Restricted Stock Awards
Shares Forfeited on February 27, 2017
T. Andrew Smith	45,122
Bryan D. Richardson	9,789
Mary Sue Patchett	4,998
Mark W. Ohlendorf	13,041

The performance targets for the shares eligible to vest on February 27, 2018 are based on our 2017 ROI on all Program Max projects approved in 2014 and completed prior to the end of 2015. Pursuant to the terms of Mr. Ohlendorf’s restricted share agreement, upon his termination without cause on March 18, 2016, the shares eligible to vest on February 27, 2018, or 4,348 shares, were forfeited.
Results of Mr. Smith’s 2015 Additional Performance-Based Long-Term Incentive Award
During 2015, the Committee granted an award of 53,742 shares of performance-based restricted stock to Mr. Smith in addition to his annual grant of restricted stock. Such shares vested in equal installments on February 27, 2016 and February 27, 2017, in each case subject to continued employment and dependent on the level of achievement of performance goals established for each tranche by the Committee. As previously disclosed, the performance goals established by the Committee for the 26,871 shares eligible to vest on February 27, 2016 were based on integration initiatives related to our acquisition of Emeritus, and the shares vested on such date upon the Committee’s determination that the performance criteria had been met. The performance goals set by the Committee for the 26,871 shares eligible to vest on February 27, 2017 were based on substantial completion by December 31, 2016 of the integration of purchasing systems and processes related to the Emeritus integration to enable realization of cost synergies in the merged company through combined purchasing. Substantial completion was measured by migration of at least 85% of the post-merger combined communities to a common accounts payable, eProcurement, and purchasing card system by December 31, 2016; and migration of at least 85% of the post-merger combined communities to a purchasing program utilizing a common approved vendor pool for national procurement contracts by December 31, 2016. In February 2017, the Committee determined that the foregoing performance criteria had been met and approved the vesting of all such shares eligible to vest on February 27, 2017.
Section 162(m) Limits on Deductibility
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its next three most highly paid executive officers other than the chief financial officer. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible, although (as noted below) we structure our annual cash incentive plan and performance-based restricted stock awards to qualify as performance-based compensation under Section 162(m).
Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. For the 2016 annual cash incentive plan, the cash incentive opportunities were denominated as separate cash-settled performance awards under our 2014 Omnibus Incentive Plan, which was approved by our stockholders, so that amounts paid based on such objectives to individuals who are subject to the deduction limitation under Section 162(m) of the Internal Revenue Code could qualify as performance-based compensation under Section 162(m). In addition, performance-based restricted stock we have issued under our 2014 Omnibus Incentive Plan can qualify as performance-based compensation under Section 162(m).
Stock Ownership and Retention Guidelines
Since 2007, we have maintained stock ownership and retention guidelines applicable to certain of our officers, including our named executive officers, to further align the interests of our executives with the interests of our stockholders. Our named executive officers are expected to hold a number of shares with a minimum market value expressed as a multiple of the named executive officer’s base salary. The expected levels of ownership of our named executive officers under our guidelines are as follows:

Stock Ownership and Retention Guidelines— Expected Level of Ownership
Multiple of Base Salary
Chief Executive Officer	5.0x
Chief Financial or Chief Operating Officer	4.0x
Chief Administrative Officer	3.0x
Executive Vice President	3.0x

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not count toward the expected level of ownership, except that under the guidelines the estimated number of after-tax time-based restricted shares that are scheduled to vest within 90 days will count towards the expected level of ownership.
The expected level of ownership must be achieved by the later of (i) May 9, 2012 (i.e., five years after the initial adoption of the guidelines) or (ii) the fifth anniversary of such officer’s becoming subject to the guidelines as a result of being hired or promoted into a position covered by the guidelines. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of after-tax shares obtained through our equity compensation plans, and an officer will be deemed to be in compliance with the guidelines if he or she has retained at least 50% of such after-tax shares. In addition, if an officer has achieved the expected stock ownership level and subsequent changes in the market price of our stock or the amount of such officer’s base salary result in such officer’s failure to maintain the expected stock ownership level, such officer will be expected to retain at least 50% of after-tax shares obtained through our equity compensation plans until the expected stock ownership level is again achieved.
As of August 1, 2017, each of our named executive officers was in compliance with our stock ownership and retention guidelines. Each of Messrs. Smith and Richardson held shares with a market value in excess of such named executive officer’s applicable multiple of base salary. Mr. Diab and Ms. Baier, who joined the Company in 2015, and Ms. Patchett, who was promoted to the Executive Vice President position in 2015, are expected to retain at least 50% of their after-tax shares obtained through our equity compensation plans until they meet such applicable multiple of base salary.
Policy on Hedging and Pledging
Our insider trading policy provides that no one subject to the policy may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that none of our directors or executive officers may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.
Clawback Policy
We have not adopted a separate executive compensation clawback policy. However, our 2014 Omnibus Incentive Plan provides that any award thereunder that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or as may be required pursuant to any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

Employment Agreement and Severance Policies Applicable to Named Executive Officers
We are party to an employment agreement with Mr. Smith dated February 11, 2013, as amended on April 23, 2015. We entered into the employment agreement with Mr. Smith in connection with his appointment as Chief Executive Officer in February 2013, and the agreement superseded and replaced the severance pay policy letter agreement, dated as of August 6, 2010, between us and Mr. Smith. The employment agreement has a three year term, subject to automatic extensions for additional one year periods, unless either we or Mr. Smith give written notice to the other no less than 90 days prior to the expiration of the term that the term will not be so extended. Mr. Smith’s initial base salary was $480,000 per year, which was increased to $825,000 per year as of the date that his service as Chief Executive Officer began. In addition, Mr. Smith is eligible to receive an annual cash incentive opportunity targeted at 125% of base salary, subject to the terms of our incentive compensation plan for senior executive officers. Mr. Smith is eligible to participate in various benefit plans that we make available to our senior executive officers. In addition, we provide Mr. Smith with basic term life insurance benefits of at least 100% of his base salary, at no cost to Mr. Smith. Under his employment agreement, Mr. Smith is entitled to severance payments if his employment is terminated by us without cause or if he terminates employment for good reason. Such severance payments in connection with a change in control are “double trigger,” which require the occurrence of a change in control followed by termination of employment within 12 months of the change in control by us without cause or by Mr. Smith for good reason. Under Mr. Smith’s employment agreement, any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after tax position for Mr. Smith.
Our other named executive officers do not have employment agreements, but are eligible to participate in the Brookdale Senior Living Inc. Severance Pay Policy, Tier I, as amended (the “Severance Policy”), which provides severance benefits for terminations of employment. In addition, each of Mr. Richardson and Ms. Patchett is, and Mr. Ohlendorf was, a party to a letter agreement with us that provides for additional severance benefits in certain circumstances. The severance payments under the Severance Policy and these letter agreements applicable in connection with a change in control are “double trigger,” which require the occurrence of a change in control followed by termination of employment by us without cause or by the named executive officer for good reason. In January 2017, after consultation with F.W. Cook, the Committee amended the Severance Policy to extend the time period during which such named executive officers would be eligible to receive payments resulting from a termination by us without cause or by the named executive officer for good reason following the occurrence of a change in control from a time period of within 12 months following the change of control to a time period of within 18 months following a change in control, and to provide that in the event of such a termination by an “Other Eligible Employee” (which includes Ms. Patchett) in such circumstance, the Other Eligible Employee will receive an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such Other Eligible Employee was employed and payable when such bonus would otherwise be due. The Severance Policy had been amended in 2015 to provide such pro-rata bonus to “Designated Officers” (which include Messrs. Diab and Richardson and Ms. Baier and included Mr. Ohlendorf). If payments pursuant to the Severance Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.
A detailed description of severance payments pursuant to Mr. Smith’s employment agreement, the Severance Policy and such other letter agreements, as well as the effect of certain terminations and/or change in control pursuant to our restricted share agreements, is set forth under “Potential Payments Upon Termination or Change in Control” below.
Relocation Benefits
In connection with hiring Mr. Diab and Ms. Baier in the fourth quarter of 2015, the Committee approved certain relocation assistance for each of the executives to move to the Nashville area, including moving costs, brokerage commissions and closing costs for the sale of each of the executive’s home and purchase of a home in the Nashville area, and temporary housing in the Nashville area for up to 12 months. We further agreed to reimburse Mr. Diab and Ms. Baier for their reasonable costs associated with traveling to and from Nashville during temporary living and during the move of household goods. In April 2016, based on our business needs, we entered into an addendum to each of Mr. Diab’s and Ms. Baier’s initial offer letter pursuant to which we agreed to enhance the available relocation benefits to include the provision of home sale assistance to facilitate an accelerated move to the Nashville area. Pursuant to the home sale assistance benefit, we would engage a third-party provider of relocation services to assist with the sale of such executive’s primary residence. The home sale assistance program included marketing support and, if elected by the executive, facilitation of the purchase of the executive’s primary residence on our behalf by the third-party provider at a price determined by averaging multiple independent current fair market value appraisals, with the third-party provider subsequently marketing and reselling the property on our behalf. Consistent with their initial offer letters, if Mr. Diab or Ms. Baier were to voluntarily terminate employment or withdraw from full-time status prior to 18 months or 12 months, respectively, of the executive’s start date, the executive would be required to reimburse us for all costs and expenses incurred by us in connection with the relocation benefits and assistance provided to such executive. A portion of these relocation expenses were incurred in 2015 and 2016 and are reported in the Summary Compensation Table for such years.
2017 Compensation Decisions
Base Salary and Annual Cash Incentive Opportunity. The base salaries and target annual cash incentive opportunity of our current named executive officers for 2017 remained the same as 2016. The 2017 annual cash incentive opportunity will continue to be based on company and individual performance objectives. The company and individual performance objectives, and their relative weight as a percentage of the target total annual cash incentive opportunity, are as follows:

2017 Target Annual Cash Incentive Weighting by Objective
	Combined Adjusted Free Cash Flow	Resident Fee Revenue	Senior Housing and Ancillary Services Operating Income	Individual Objectives
T. Andrew Smith	40%	15%	20%	25%
Other Current NEOs	40%	10%	20%	30%

For purposes of the annual cash incentive plan, combined Adjusted Free Cash Flow is defined as the sum of our Adjusted Free Cash Flow for 2017 and our proportionate share of Adjusted Free Cash Flow of our unconsolidated ventures for 2017, in each case as reported and defined in our public releases and/or filings, and will exclude transaction, transaction-related and severance costs in a manner consistent with the methodology used in our public releases and/or filings. Resident fee revenue is defined as our 2017 consolidated resident fee revenue, and senior housing and ancillary services operating income is defined as our 2017 consolidated resident fee revenue less facility operating expense. At the discretion of the Committee, the combined Adjusted Free Cash Flow performance criteria may be equitably adjusted to reflect capital expenditures associated with catastrophic casualty losses and to reflect changes in business plans and budgets imposed by our joint venture partners, and each of the company level performance criteria may be equitably adjusted to reflect transaction activity (including acquisitions, dispositions, lease restructurings, lease terminations, and venture transactions). Achievement of the threshold or target level of each company performance objective will result in 20% or 100%, respectively, of the component of the opportunity being paid. Achievement in excess of the targeted level of performance will result in a payout up to a maximum of 200% of the component of the opportunity being paid, subject to a maximum aggregate payout to a named executive officer under the 2017 annual cash incentive plan of $2,000,000 (as required by our 2014 Omnibus Incentive Plan). Achievement of the targeted level of performance for the individual goals will result in 100% of this component being paid, which represents the maximum amount payable to an executive with respect to the individual performance objectives.
Long-Term Incentive Awards. Each of the current named executive officers received long-term incentive awards on February 13, 2017 with grant date fair values consistent with the awards made in 2016, with the exception of Mr. Smith. The Committee was prepared to make annual grants of time- and performance-based restricted stock to Mr. Smith consistent with the grant date fair values of his 2016 awards. However, Mr. Smith unilaterally requested that the Committee not consider him for the 2017 awards. The Committee accepted Mr. Smith’s request, and Mr. Smith waived any rights to such awards and any rights resulting from the Committee’s failure to make such awards and confirmed that failure to receive such awards would not entitle him to terminate his employment agreement for “good reason.”
One-half of the long-term incentive awards are shares of time-based restricted stock that generally vest ratably in four annual installments beginning on February 27, 2018, subject to continued employment. The other one-half of such awards are shares of performance-based restricted stock, 75% of which will generally vest on February 27, 2020 and 25% of which will generally vest on February 27, 2021, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. Achievement of the target or higher level of performance for a performance-based tranche will result in the vesting of 100% of the shares in such tranche, and achievement of the threshold level of performance for a performance-based tranche will result in the vesting of 20% of the shares in such tranche.
The performance targets for the performance-based shares vesting in 2020 are based on our three-year CAGR of Combined Adjusted Free Cash Flow, with results to be measured based on our Combined Adjusted Free Cash Flow in 2019 compared to our Combined Adjusted Free Cash Flow for 2016. For purposes of the calculation, Combined Adjusted Free Cash Flow means the sum of our Adjusted Free Cash Flow for such year and our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for such year, in each case as reported and defined in our public releases and/or filings, and such measure will exclude transaction, transaction-related and severance costs and federal income taxes to the extent that we become a federal income taxpayer in future periods. The performance targets for the performance-based shares vesting in 2021 are based on our 2020 ROI on all Program Max projects either (i) approved in 2017 and completed prior to the end of 2018 or (ii) approved prior to 2017 and completed during 2018.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included herein.
Respectfully submitted by the Compensation Committee of the Board,
COMPENSATION COMMITTEE
Frank M. Bumstead, Chairman
Jackie M. Clegg
Jeffrey R. Leeds
Lee S. Wielansky

Summary Compensation Table for 2016
The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
T. Andrew Smith,	2016	953,654	—	5,225,007	418,594	11,339	6,608,593
President and	2015	953,654	—	7,536,779	276,094	8,929	8,775,455
Chief Executive Officer(5)	2014	841,216	—	3,412,525	714,580	11,025	4,979,346

Labeed S. Diab,	2016	587,250	—	1,500,005	219,375	304,685	2,611,314
Chief Operating Officer(5)	2015	76,500	1,000,000	2,100,014	—	17,833	3,194,347

Lucinda M. Baier,	2016	552,115	—	1,500,005	222,750	217,497	2,492,367
Chief Financial Officer(5)	2015	48,654	1,000,000	775,020	—	11,982	1,835,656

Bryan D. Richardson,	2016	432,115	—	880,007	159,500	9,829	1,481,452
Executive Vice President and	2015	421,616	—	1,580,298	124,110	8,534	2,134,558
Chief Administrative Officer	2014	367,631	—	740,399	274,996	10,239	1,393,265

Mary Sue Patchett,	2016	426,635	—	705,011	145,350	7,811	1,284,807
Executive Vice President,
Community Operations

Mark W. Ohlendorf,	2016	116,308	—	—	—	1,307,402	1,423,709
Former President and	2015	542,077	—	2,168,853	158,436	8,898	2,878,263
Chief Financial Officer(5)	2014	499,538	—	986,351	364,820	10,731	1,861,440
________________

(1)	Represents a cash sign-on bonus.

(2)
Represents the aggregate grant date fair value of time-based and performance-based restricted stock awards computed in accordance with ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a summary of the assumptions made in the valuation of these awards.

(3)
Represents the payout of each named executive officer’s annual cash incentive opportunity with respect to performance in 2014, 2015 and 2016, as applicable. Mr. Ohlendorf's pro-rata portion of his 2016 annual cash incentive opportunity for his service through March 18, 2016 is included in All Other Compensation.

(4)
For each of the named executive officers, the 2016 amount includes the employer matching contribution to our 401(k) Plan and premiums on Company-provided life and disability insurance. For Mr. Diab, the 2016 amount also includes the incremental cost to the Company of $299,180 for relocation assistance provided to Mr. Diab, including moving and storage costs, home sale assistance (including brokerage commissions and closing costs for the sale of his former home), temporary housing in the Nashville area, reimbursement for travel to and from Nashville during temporary living, and associated tax gross ups of $62,769. For Ms. Baier, the 2016 amount also includes the incremental cost to the Company of $211,774 for relocation assistance provided to Ms. Baier, including moving and storage costs, brokerage commissions and closing costs for Ms. Baier’s purchase of a home in the Nashville area, temporary housing in the Nashville area, acquisition costs related to the purchase by a third party on our behalf of Ms. Baier’s former home at the average of multiple independent fair market value appraisals, holding costs associated with our marketing of Ms. Baier’s former home, reimbursement for travel to and from Nashville during temporary living, and associated tax gross ups of $32,220. For Mr. Ohlendorf, the 2016 amount also includes $1,207,895 of severance pay, $47,206 representing a pro-rata portion of his 2016 annual cash incentive opportunity for his service through March 18, 2016, $41,538 representing the payout of his accrued paid time off and $9,638 representing the employer portion of continuation of health coverage.

(5)
Mr. Smith served as Chief Executive Officer at all times presented and additionally became our President on March 18, 2016. Mr. Diab and Ms. Baier joined Brookdale on November 16, 2015 and December 1, 2015, respectively. Mr. Ohlendorf served as Chief Financial Officer until December 1, 2015, and as President until March 18, 2016.

Grants of Plan-Based Awards for 2016
The following table summarizes grants of plan-based awards made to our named executive officers in 2016. All of our named executive officers are eligible to receive dividends on unvested shares of stock that have been granted to them (to the extent that dividends are declared on our shares of common stock).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
T. Andrew Smith	—	142,500	(3)	712,500	(3)	1,425,000	(3)	—	—	—	—	—
	—	35,625	(4)	178,125	(4)	356,250	(4)	—	—	—	—	—
	—	—	(5)	296,875	(5)	296,875	(5)	—	—	—	—	—
	2/26/2016	—		—		—		36,060	180,297	180,297	—	2,612,504
	2/26/2016	—		—		—		—	—	—	180,297	2,612,504

Labeed S. Diab	—	70,200	(3)	351,000	(3)	702,000	(3)	—	—	—	—	—
	—	11,700	(4)	58,500	(4)	117,000	(4)	—	—	—	—	—
	—	—	(5)	175,500	(5)	175,500	(5)	—	—	—	—	—
	2/26/2016	—		—		—		10,352	51,760	51,760	—	750,002
	2/26/2016	—		—		—		—	—	—	51,760	750,002

Lucinda M. Baier	—	66,000	(3)	330,000	(3)	660,000	(3)	—	—	—	—	—
	—	11,000	(4)	55,000	(4)	110,000	(4)	—	—	—	—	—
	—	—	(5)	165,000	(5)	165,000	(5)	—	—	—	—	—
	2/26/2016	—		—		—		10,352	51,760	51,760	—	750,002
	2/26/2016	—		—		—		—	—	—	51,760	750,002

Bryan D. Richardson	—	51,660	(3)	258,300	(3)	516,600	(3)	—	—	—	—	—
	—	8,610	(4)	43,050	(4)	86,100	(4)	—	—	—	—	—
	—	—	(5)	129,150	(5)	129,150	(5)	—	—	—	—	—
	2/26/2016	—		—		—		6,074	30,366	30,366	—	440,003
	2/26/2016	—		—		—		—	—	—	30,366	440,003

Mary Sue Patchett	—	51,000	(3)	255,000	(3)	510,000	(3)	—	—	—	—	—
	—	8,500	(4)	42,500	(4)	85,000	(4)	—	—	—	—	—
	—	—	(5)	127,500	(5)	127,500	(5)	—	—	—	—	—
	2/26/2016	—		—		—		4,866	24,327	24,327	—	352,498
	2/26/2016	—		—		—		—	—	—	24,328	352,513

Mark W. Ohlendorf	—	64,800	(3)	324,000	(3)	648,000	(3)	—	—	—	—	—
	—	10,800	(4)	54,000	(4)	108,000	(4)	—	—	—	—	—
	—	—	(5)	162,000	(5)	162,000	(5)	—	—	—	—	—
________________

(1)
Represents shares of performance-based restricted stock granted under our 2014 Omnibus Incentive Plan. As described above, seventy-five percent (75%) of the shares will vest on February 27, 2019 and twenty-five percent (25%) of the shares will vest on February 27, 2020, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. The performance targets for the first tranche of shares are based on our three-year CAGR of Adjusted CFFO per share, with results to be measured based on our Adjusted CFFO per share in 2018 compared to our Adjusted CFFO per share for 2015. The performance targets for the second tranche of shares are based on our calendar year 2019 ROI on all Program Max projects either (i) approved in 2016 and completed prior to the end of 2017 or (ii) approved prior to 2016 and completed during 2017. Achievement of the threshold or target level of performance for each tranche would result in the vesting of 20% or 100%, respectively, of the shares in such tranche. Any shares which do not vest in either tranche will be forfeited.

(2)
Represents shares of time-based restricted stock granted under our 2014 Omnibus Incentive Plan. The shares vested or will vest ratably in four annual installments beginning on February 27, 2017, subject to continued employment.

(3)
Represents the amounts which would have been payable in cash at threshold, target and maximum under the Adjusted CFFO per share objective of the 2016 annual cash incentive plan, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% (and subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive plan). Pursuant to the Severance Policy, as a result of Mr. Ohlendorf’s termination without cause on March 18, 2016, he was eligible to receive payment under such portion of the 2016 annual cash incentive plan (to the extent earned), pro-rated based on the number of days he was employed. The named executive officers actually earned no amounts with respect to 2016 performance under this portion of the annual cash incentive plan, which is reflected in the Summary Compensation Table.

(4)
Represents the amounts which would have been payable in cash at threshold, target and maximum under the 2016 revenue objective of the 2016 annual cash incentive plan, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% (subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive plan). Pursuant to the Severance Policy, as a result of Mr. Ohlendorf’s termination without cause on March 18, 2016, he was eligible to receive payment under such portion of the 2016 annual cash incentive plan (to the extent earned), pro-rated based on the number of days he was employed. As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2016 performance under this portion of the annual cash incentive plan: Mr. Smith—$187,031; Mr. Diab—$61,425; Ms. Baier—$57,750; Mr. Richardson—$45,203; Ms. Patchett—$44,625; and Mr. Ohlendorf—$12,239 (reflecting his pro-rata amount).

(5)
Represents the amounts which would have been payable in cash at target and maximum under the individual objectives portion of the 2016 annual cash incentive plan for the named executive officers, the terms of which are summarized above. The individual objectives portion of the annual cash incentive plan did not specify a minimum threshold level of performance. As a result of Mr. Ohlendorf’s termination without cause on March 18, 2016, he was eligible to receive payment under such portion of the 2016 annual cash incentive plan (to the extent earned), pro-rated based on the number of days he was employed. As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2016 performance under this portion of the annual cash incentive plan: Mr. Smith—$231,563; Mr. Diab—$157,950; Ms. Baier—$165,000; Mr. Richardson—$114,298; Ms. Patchett—$100,725; and Mr. Ohlendorf—$34,967 (reflecting his pro-rata amount).

Outstanding Equity Awards at Fiscal Year-End for 2016
The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2016. The market values of such awards are based on $12.42 per share, the closing market price of our stock on December 30, 2016.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. Andrew Smith	2/11/2013	13,951	(1)	173,271	16,276	(2)	202,148
	2/5/2014	33,090	(1)	410,978	24,066	(3)	298,900
	2/5/2015	51,527	(1)	639,965	37,786	(4)	469,302
	2/5/2015	26,870	(5)	333,725	26,871	(6)	333,738
	2/26/2016	180,297	(1)	2,239,289	72,119	(7)	895,718
Total		305,735		3,797,229	177,118		2,199,806

Labeed S. Diab	12/3/2015	65,178	(1)	809,511	––		––
	2/26/2016	51,760	(1)	642,859	20,704	(7)	257,144
Total		116,938		1,452,370	20,704		257,144

Lucinda M. Baier	12/3/2015	24,054	(1)	298,751	––		––
	2/26/2016	51,760	(1)	642,859	20,704	(7)	257,144
Total		75,814		941,610	20,704		257,144

Bryan D. Richardson	2/11/2013	3,280	(1)	40,738	3,279	(2)	40,725
	2/5/2014	7,180	(1)	89,176	5,221	(3)	64,845
	2/5/2015	8,679	(1)	107,793	6,365	(4)	79,053
	2/5/2015	15,048	(8)	186,896	––		––
	2/26/2016	30,366	(1)	377,146	12,147	(7)	150,866
Total		64,553		801,748	27,012		335,489

Mary Sue Patchett	2/11/2013	1,633	(1)	20,282	1,633	(2)	20,282
	6/13/2013	43	(1)	534	44	(2)	546
	2/5/2014	3,666	(1)	45,532	2,666	(3)	33,112
	2/5/2015	3,906	(1)	48,513	2,864	(4)	35,571
	10/22/2015	10,667	(1)	132,484	—		—
	2/26/2016	24,328	(1)	302,154	9,731	(7)	120,859
Total		44,243		549,498	16,938		210,370

Mark W. Ohlendorf	2/11/2013	—		—	4,369	(2)	54,263
	2/5/2014	—		—	2,609	(9)	32,404
	2/5/2015	—		—	4,340	(9)	53,903
Total		—		—	11,318		140,570
________________

(1)
Represents shares of time-based restricted stock, the vesting of which is subject to continued employment. The shares granted during February and June have vested or will vest ratably in four annual installments beginning on February 27 in the year following the year of grant. The shares granted during October and December have vested or will vest ratably in three annual installments beginning on November 27 and December 3, respectively, in the year following the year of grant.

(2)
Represents shares of performance-based restricted stock, the vesting of which would occur on February 27, 2017, subject to continued employment and the achievement of specified performance targets. The number of shares reported represents the target level of performance. Pursuant to the terms of Mr. Ohlendorf’s restricted share agreement, as a result of his termination without cause on March 18, 2016, such shares remained outstanding and were eligible to vest on February 27, 2017 dependent upon the achievement of the performance targets. As described above, the target-level of performance was exceeded and, therefore, all of such shares vested on such date for each named executive officer.

(3)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares were eligible to vest on February 27, 2017, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2018. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche. As described above, the threshold level of performance for the shares scheduled to vest on February 27, 2017 was not achieved; therefore, the named executive officers forfeited the following number of shares on February 27, 2017: Mr. Smith—45,122 shares; Mr. Richardson—9,789 shares; and Ms. Patchett—4,998 shares.

(4)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares are eligible to vest on February 27, 2018, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2019. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche.

(5)	Represents shares of time-based restricted stock which will vest on February 27, 2018, subject to continued employment.

(6)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance goals. Such shares were eligible to vest, and did vest, on February 27, 2017. The number of shares reported represents the target level of performance.

(7)
Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares are eligible to vest on February 27, 2019, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2020. The number of shares reported represents the threshold level of performance for the first tranche and the target level of performance for the second tranche.

(8)	Represents shares of time-based restricted stock which have vested or will vest ratably in three annual installments beginning on February 27, 2016, subject to continued employment.

(9)
Represents shares of performance-based restricted stock, the vesting of which would occur on February 27, 2017, subject to continued employment and the achievement of specified performance targets. The number of shares reported represents the threshold level of performance. Pursuant to the terms of Mr. Ohlendorf’s restricted share agreement, as a result of his termination without cause on March 18, 2016, such shares remained outstanding and were eligible to vest on February 27, 2017 dependent upon the achievement of the performance targets. The threshold-level of performance for such shares was not achieved; therefore, Mr. Ohlendorf forfeited 13,041 shares with respect to the award granted on February 5, 2014 and forfeited 10,848 shares with respect to the award granted on February 5, 2015.

Stock Vested for 2016
The following table summarizes the vesting of shares of time-based and performance-based restricted stock and the value realized by our named executive officers as a result of such vesting during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Andrew Smith	86,858	1,258,572
Labeed S. Diab	32,588	371,177
Lucinda M. Baier	12,027	136,988
Bryan D. Richardson	26,528	384,391
Mary Sue Patchett	12,850	174,037
Mark W. Ohlendorf	54,363	816,733
________________

(1)
The value realized is based on the closing market price of the underlying stock on the date the shares vested (or the most recent trading day if such date was not a trading day): February 27, 2016 (Mr. Smith—86,858 shares; Mr. Richardson—26,528 shares; Ms. Patchett––7,517 shares; and Mr. Ohlendorf––33,339 shares); November 19, 2016 (Ms. Patchett––5,333 shares); and December 3, 2016 (Mr. Diab––32,588 shares; and Ms. Baier––12,027 shares). The number of shares and value realized on vesting for Mr. Ohlendorf includes 21,024 shares, or $333,651, of time-based restricted stock that accelerated and vested upon his termination without cause on March 18, 2016.
Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. The Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Committee determines that doing so is in our best interests.
Potential Payments Upon Termination or Change in Control
The following table and summary set forth potential amounts payable upon termination of employment or a change in control to our named executive officers, other than Mr. Ohlendorf. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2016, with equity-based amounts based on $12.42 per share, the closing market price of our stock on December 30, 2016. The actual amounts payable to Mr. Ohlendorf in connection with termination of his employment without cause on March 18, 2016 are provided separately below.

Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following a Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
T. Andrew Smith
Salary	—	—	2,375,000	2,850,000	2,375,000	—	—
Pro-Rata Bonus(1)	—	—	––	––	––	––	––
Severance Bonus	—	—	2,968,750	3,562,500	2,968,750	—	—
PTO	73,077	73,077	73,077	73,077	73,077	73,077	73,077
COBRA	—	—	18,530	18,530	18,530	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	1,799,037	8,172,894	1,799,037	1,799,037	1,799,037
Total	73,077	73,077	7,234,393	14,677,000	7,234,393	1,872,114	1,872,114

Labeed S. Diab
Salary	—	—	1,462,500	1,755,000	––	—	—
Pro-Rata Bonus(3)	—	—	219,375	219,375	––	––	––
Severance Bonus	—	—	1,462,500	1,755,000	––	––	––
PTO	45,000	45,000	45,000	45,000	45,000	45,000	45,000
COBRA	—	—	18,530	18,530	––	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	565,470	2,095,229	—	565,470	565,470
Total	45,000	45,000	3,773,375	5,888,134	45,000	610,470	610,470

Lucinda M. Baier
Salary	—	—	1,375,000	1,650,000	—	—	—
Pro-Rata Bonus(3)	—	—	222,750	222,750	––	––	––
Severance Bonus	—	—	1,375,000	1,650,000	––	––	––
PTO	41,712	41,712	41,712	41,712	41,712	41,712	41,712
COBRA	—	—	13,605	13,605	—	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	310,090	1,584,469	—	310,090	310,090
Total	41,712	41,712	3,338,157	5,162,536	41,712	351,802	351,802

Bryan D. Richardson
Salary	—	—	1,076,250	1,291,500	1,076,250	—	—
Pro-Rata Bonus(3)	—	—	159,500	159,500	159,500	––	––
Severance Bonus	—	—	1,076,250	1,291,500	1,076,250	—	—
PTO	33,115	33,115	33,115	33,115	33,115	33,115	33,115
COBRA	—	—	13,605	13,605	13,605	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	349,710	1,525,449	—	349,710	349,710
Total	33,115	33,115	2,708,430	4,314,669	2,358,720	382,825	382,825

Mary Sue Patchett
Salary	—	—	850,000	850,000	––	—	—
Severance Bonus	—	—	318,750	425,000	––	—	—
PTO	32,693	32,693	32,693	32,693	32,693	32,693	32,693
COBRA	—	—	9,070	9,070	––	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	222,355	1,019,906	—	222,355	222,355
Total	32,693	32,693	1,432,868	2,336,668	32,693	255,048	255,048
________________

(1)
In accordance with the terms of Mr. Smith's employment agreement, any bonus payments would have been payable in full, to the extent earned, as of December 31, 2016. Since no additional amount would become payable as a result of any termination of employment on December 31, 2016, no amount has been included in the table in respect of such bonus payments. To the extent a termination event occurred on a date during 2016 other than December 31, Mr. Smith would be entitled to an amount payable under the annual cash incentive plan for the year of termination (to the extent earned under the terms of the annual cash incentive plan), pro-rated based on the number of days he was employed.

(2)
A portion of the amounts listed in the applicable columns relate to the potential vesting of performance-based restricted shares following a termination of the executive’s employment by us without cause (other than in connection with a change in control), as a result of the executive’s death or disability and with respect to grants made to Mr. Smith, upon his termination of employment with good reason (other than in connection with a change in control). As described in more detail below, upon each of these events, all or a portion of the performance-based restricted shares eligible to vest on the next vesting date would remain outstanding until February 27, 2017 and would vest only if and to the extent the relevant performance targets for such tranche were achieved. The amounts in the applicable columns in respect of the potential vesting of these performance-based restricted shares are based on our actual 2016 performance relative to the applicable performance targets and consist of $535,886 for Mr. Smith; $40,725 for Mr. Richardson; and $20,828 for Ms. Patchett. The remainder of the applicable amounts consists of the accelerated vesting of time-based restricted shares, and in the column under the heading "Termination by us without Cause following Change in Control," additional vesting of performance-based restricted shares, each as described in more detail below.

(3)
The amounts listed in the applicable columns represent the amount payable to the named executive officer under the applicable annual cash incentive plan based on our actual performance in 2016. The amounts reflect a full year of service.

Payments in Connection with Termination of Mr. Ohlendorf
Following the termination of Mr. Ohlendorf's employment without cause on March 18, 2016, he delivered an executed waiver and release acknowledging that all restrictive covenants to which he is a party will remain in force for the periods specified therein. A breach of such covenants will result in the cessation of severance pay and benefits and may result in his being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. The following table sets forth the amounts paid or payable to Mr. Ohlendorf in connection with termination of his employment without cause.

Salary	$1,350,000
Pro-Rata Bonus	$47,206
Severance Bonus	$1,350,000
PTO	$41,538
COBRA	$18,903
Market Value of Accelerated Vesting of Restricted Stock	$397,569
Total	$3,205,217

The salary and severance bonus amounts, which reflect 2.5 times Mr. Ohlendorf’s base salary and his 2016 target bonus, are being paid in equal periodic installments on our regular payroll dates, spanning 18 months, and commenced on the 60th day following his date of termination. The pro-rata bonus was paid in February 2017, which represents the annual cash bonus for 2016 (to the extent earned under the terms of the annual cash incentive plan), pro-rated based on the number of days he was employed. A portion of the amounts listed under market value of accelerated vesting of restricted stock relates to the vesting of performance-based restricted shares following Mr. Ohlendorf's termination. Upon such termination, all or a portion of the performance-based restricted shares eligible to vest on the next vesting date remained outstanding until February 27, 2017 and would vest only if and to the extent the relevant performance targets for such tranche were achieved. The market value of accelerated vesting of these performance-based restricted shares is based on our actual 2016 performance relative to the applicable performance targets, and consists of $63,918. The remainder of the market value of accelerated vesting of restricted stock consists of the accelerated vesting of time-based restricted shares that occurred upon Mr. Ohlendorf's termination.
Severance Policies and Severance Terms Contained in Restricted Share Agreements
We are party to an employment agreement with Mr. Smith, which we entered into in connection with his appointment as Chief Executive Officer in February 2013 and which was amended on April 23, 2015. Our other named executive officers participate in the Severance Policy, initially adopted by the Committee on August 6, 2010 and amended during 2015 and in January 2017, which is described below. In addition to the severance benefits described below, upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 160 hours of the executive’s paid time off (PTO) balance.
Employment Agreement with T. Andrew Smith
In the event Mr. Smith’s employment is terminated by us without “cause” or he resigns for “good reason” (each as defined in the employment agreement) in each case other than within 12 months following a “change in control” (as defined in the employment agreement)), upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, he will be entitled to receive the following severance payments and benefits: (i) 250% of his base salary paid in installments over 18 months, (ii) 250% of his target bonus opportunity for the year of his termination paid in installments over 18 months, (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) if then eligible for, and he elects continuation of health coverage under COBRA, we will pay the employer portion of Mr. Smith’s COBRA premium payments for 18 months as if he were still an active employee (the “Severance Benefits”).
If Mr. Smith’s employment is terminated by reason of his death or “disability” (as defined in the employment agreement), Mr. Smith (or his beneficiary or estate, as applicable) will be entitled to receive an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, subject, in the event of termination by reason of disability, to Mr. Smith signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants.
In the event Mr. Smith’s employment is terminated by us without cause or he resigns for good reason, in each case within 12 months following a change in control, upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, he will be entitled to receive the following severance payments and benefits: (i) 300% of his base salary paid in installments over 18 months, (ii) 300% of his target bonus incentive opportunity for the year of his termination paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) the Severance Benefits.
Termination of Mr. Smith’s employment within 30 days of the end of the initial term or any renewal term of the employment agreement following the provision of written notice of non-renewal by us will be treated as a termination of Mr. Smith’s employment without cause for purposes of the employment agreement and for purposes of any equity awards previously granted to Mr. Smith or granted to him during the term of the employment agreement.
With respect to any termination of Mr. Smith’s employment, treatment of restricted stock awards will be as provided in the applicable award agreement governing such awards, as described below.
Any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after tax position for Mr. Smith.
The employment agreement contains customary non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Mr. Smith’s employment and for one year following his termination of employment; the non-solicitation restrictions will continue in effect during his employment and for two years following his termination of employment. The confidentiality and mutual non-disparagement obligations will apply during his employment and at all times thereafter. A breach of such covenants will result in the cessation of severance pay and benefits and may result in Mr. Smith’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
The non-competition provisions provide that Mr. Smith shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below). For purposes of this provision: “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by us (or our successor) at the time Mr. Smith’s employment is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.
Severance Pay Policy, Tier I
On August 6, 2010, the Committee adopted the Severance Policy, which applies to each of the named executive officers other than Mr. Smith, and was amended during 2015 and in January 2017. Messrs. Diab and Richardson and Ms. Baier participate, and Mr. Ohlendorf participated, in the Severance Policy as a “Designated Officer”, and Ms. Patchett participates in the Severance Policy as an “Other Eligible Employee”, which provides less severance pay than the severance pay to which Designated Officers are entitled. The amendment approved by the Committee in January 2017 extended the time period during which a participant would be eligible to receive payments resulting from a separation from service by us without cause or by the named executive officer for good reason following the occurrence of a change in control from a time period of within 12 months following the change in control to a time period of within 18 months following a change in control, and provides that in the event of such a separation from service by an Other Eligible Employee in such circumstance, the Other Eligible Employee will receive an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such Other Eligible Employee was employed and payable when such bonus would otherwise be due. The Severance Policy had been amended in 2015 to provide such pro-rata bonus to Designated Officers.
Additionally, each of Mr. Richardson and Ms. Patchett is a party to a letter agreement with us that provides for additional severance benefits in certain circumstances. The letter agreement with Mr. Richardson provides for severance pay in the event of his separation from service for good reason (other than within 18 months following a change in control) and states that the Severance Policy will not be amended in a manner that is disadvantageous to him without his prior written consent. The letter agreement with Mr. Richardson became effective as of August 6, 2010 and terminated his then-existing employment agreement in consideration of our adoption of the Severance Policy. The letter agreement with Ms. Patchett provides that if Ms. Patchett is entitled to severance pay as an Other Eligible Employee due to her separation from service that occurs on or after January 1, 2017 and on or before December 31, 2017, then she will be entitled to receive additional severance payments of 12 months’ salary at her then current salary in effect. The letter agreement with Ms. Patchett was entered into on December 20, 2016, and superseded a prior letter agreement dated November 16, 2015 providing for substantially similar additional severance pay.
With respect to Designated Officers, pursuant to the Severance Policy (as amended) and Mr. Richardson’s letter agreement, following a “separation from service” (as defined in the Severance Policy) by us without “cause” (as defined in the Severance Policy) or, by Mr. Richardson with “good reason” (as defined in the Severance Policy) (in each case other than within 18 months following a “change in control” (as defined in the Severance Policy)), the named executive officer is entitled to: (i) 250% of such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); (ii) 250% of such officer’s target bonus opportunity for the year of separation from service; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and the officer elects continuation of health coverage under COBRA, we will pay the employer portion of the officer’s COBRA premium payments for 18 months as if he or she were still an active employee (or until a breach of the Severance Policy or such officer becomes eligible for other medical coverage, if earlier). With respect to Ms. Patchett, pursuant to the Severance Policy (as amended) and her letter agreement, following a “separation from service” by us without “cause” (other than within 18 months following a “change in control”), Ms. Patchett is entitled to: (i) 200% of her annual salary at the current rate of base salary in effect at the separation from service; (ii) 75% of her target bonus opportunity for the year of separation from service; and (iii) if then eligible for, and she elects continuation of health coverage under COBRA, we will pay the employer portion of Ms. Patchett’s COBRA premium payments for 12 months as if she were still an active employee (or until a breach of the Severance Policy or she becomes eligible for other medical coverage, if earlier).
With respect to Designated Officers, pursuant to the Severance Policy (as amended) and Mr. Richardson’s letter agreement, following a separation from service by us without cause or by a named executive officer with good reason within 18 months following a “change in control”, the named executive officer is entitled to: (i)  300% of such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); (ii) 300% of such officer’s target bonus incentive opportunity for the year of separation from service paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and the officer elects continuation of health coverage under COBRA, we will pay the employer portion of the officer’s COBRA premium payments for 18 months as if he or she were still an active employee (or until a breach of the Severance Policy or such officer becomes eligible for other medical coverage, if earlier). With respect to Ms. Patchett, pursuant to the Severance Policy (as amended) and her letter agreement, following a separation from service by us without cause or by Ms. Patchett with good reason within 18 months following a “change in control”, Ms. Patchett is entitled to: (i) 200% of her annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); (ii) 100% of her target bonus incentive opportunity for the year of separation from service; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days she was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and the officer elects continuation of health coverage under COBRA, we will pay the employer portion of Ms. Patchett’s COBRA premium payments for 12 months as if she were still an active employee (or until a breach of the Severance Policy or she becomes eligible for other medical coverage, if earlier). If payments pursuant to the Severance Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.
Except as otherwise noted above, severance pay will be paid to the named executive officers in equal periodic installments on our regular payroll dates, spanning 18 months (or 12 months in the case of Ms. Patchett), and commencing on the 60th day following an executive’s “qualifying separation from service” (as defined in the Severance Policy and modified, in the case of Mr. Richardson, by his letter agreement) so long as such executive has signed and returned a waiver and release and the seven day revocation period for the signed release has expired. A named executive officer must acknowledge in such release that all restrictive covenants to which he or she is a party will remain in force for the period specified in such covenants and the severance pay such executive is entitled to as additional consideration for such restrictive covenants. A breach of such covenants will result in the cessation of severance pay and benefits and may result in such executive’s being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
Outstanding Restricted Share Agreements
Under the terms of outstanding awards of time-based restricted stock held by our named executive officers (other than Mr. Smith’s outstanding award of time-based restricted stock granted in 2015 and eligible to vest on February 27, 2018), if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Mr. Smith’s awards if he terminates his employment for good reason), the next tranche of unvested shares will immediately vest. All other time-based shares would be forfeited in such event. Upon the occurrence of a change in control, the next tranche of unvested time-based shares will immediately vest. All other shares would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In addition, in the event an executive’s employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested time-based shares will immediately vest.
With respect to Mr. Smith’s time-based restricted stock award granted in 2015 and eligible to vest on February 27, 2018, if Mr. Smith’s employment is terminated by us without cause, he terminates his employment for good reason, his employment is terminated by reason of death or disability, or a change in control occurs, one-third of such shares would vest if such termination or change in control occurred on or prior to February 27, 2016, two-thirds of such shares would vest if the termination or change in control occurred after such date and on or prior to February 27, 2017, and the full award would vest if the termination or change in control occurred after February 27, 2017. All time-based shares that do not vest in connection with termination of employment would be forfeited, and all time-base shares that do not vest upon a change in control would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In addition, in the event Mr. Smith’s employment is terminated without cause by us, or Mr. Smith terminates employment for good reason, within 12 months following such change in control, all remaining unvested time-based shares will immediately vest.
Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers, if an executive’s employment is terminated by us without cause or due to death or disability (or with respect to Mr. Smith’s awards, he terminates his employment for good reason), all shares eligible to vest on the next vesting date would remain outstanding until the next vesting date (with all other shares from the performance-based grant being immediately forfeited) and would vest only if and to the extent that the relevant performance targets for such tranche are achieved. However, with respect to such outstanding awards, if the termination occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, the officer would only be able to achieve vesting of up to 25% or 50%, respectively, of the performance shares based on our one-year or two-year CAGR of CFFO per share, Adjusted CFFO per share or Combined Adjusted Free Cash Flow, as applicable, respectively.
Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers, upon the occurrence of a change in control, all of the shares would automatically convert to time-based vesting. In addition, upon the date of the change in control, the next tranche of these shares would immediately vest. However, with respect to outstanding awards of annual grants of performance-based restricted stock, if the termination occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, only 25% or 50%, respectively, of such shares would vest. All other shares would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In the event an executive’s employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested shares will immediately vest.
Definitions of Change in Control, Cause and Good Reason
Under Mr. Smith’s employment agreement, the Severance Policy applicable to the other named executive officers, our Omnibus Stock Incentive Plan and our 2014 Omnibus Incentive Plan, a “change in control” shall be deemed to have occurred if (a) any person (other than, for purposes of the Omnibus Stock Incentive Plan, certain affiliates of Fortress Investment Group LLC) becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities (not including in the securities beneficially owned by such person, any securities acquired directly from us or any of our affiliates); (b) we or any of our subsidiaries merge or consolidate with any other corporation, except when the individuals who comprise our Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) our stockholders approve a plan of liquidation or dissolution or we complete the sale of all or substantially all of our assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by our stockholders after the transaction in substantially the same proportions as their ownership of us prior to the transaction, or other than a sale immediately following which the individuals who comprise the our Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)). In addition, for purposes of our 2014 Omnibus Incentive Plan, a "change in control" shall be deemed to have occurred if the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who were directors on June 5, 2014 and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 5, 2014 or whose appointment, election or nomination for election was previously so approved or recommended. In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which our stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the us immediately following such transaction(s).
Under Mr. Smith’s employment agreement and the Severance Policy, “cause” means (a) conviction of, guilty plea concerning or confession of any felony; (b) any act of fraud, theft or embezzlement committed by the executive in connection with our or our subsidiaries’ business, (c) any material breach of any reasonable and lawful rule or directive of us; (d) the gross or willful neglect of duties or gross misconduct by the executive; or (e) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the executive’s duties. For purposes of Mr. Smith’s employment agreement, “cause” is also defined to include any material breach by Mr. Smith of the agreement, after notice and opportunity to cure.
Under Mr. Smith’s employment agreement and the Severance Policy applicable to the other named executive officers, “good reason” means the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by us within thirty (30) days following written notice by the executive that he or she intends to terminate employment for one of the reasons set forth below: (i) the failure by us to pay to the executive any portion of his or her base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office to a location outside a fifty (50) mile radius from the executive’s principal office location at the time of entering into the employment agreement or severance letter (as applicable); or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with the executive’s position. For purposes of Mr. Smith’s employment agreement, “good reason” is also defined to include any material breach by us of the agreement.
Compensation Committee Interlocks and Insider Participation
During 2016, the Compensation Committee was composed of Mr. Bumstead, Ms. Clegg, Mr. Leeds and Mr. Wielansky. None of these persons has at any time been an officer or employee of us or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable SEC regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 1, 2017, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 191,627,184 shares of our common stock (including restricted shares) outstanding as of that date. Unless otherwise indicated, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned(1)	Percentage
Executive Officers and Directors
T. Andrew Smith	904,939	*
Labeed S. Diab	293,165	*
Lucinda M. Baier	237,736	*
Bryan D. Richardson	271,584	*
Mary Sue Patchett	143,045	*
Daniel A. Decker(2)	184,441	*
Marcus E. Bromley	9,300	*
Frank M. Bumstead	127,967	*
Jackie M. Clegg(2)	62,498	*
Jeffrey R. Leeds	70,690	*
William G. Petty, Jr.(3)	47,014	*
James R. Seward	72,121	*
Lee S. Wielansky	24,289	*
All executive officers and directors as a group (17 persons)	2,907,427	1.5%

5% Stockholders
Glenview Capital Management, LLC(4)	16,630,415	8.7%
The Vanguard Group(5)	14,723,435	7.7%
BlackRock, Inc.(6)	14,452,850	7.5%
Senator Investment Group LP(7)	13,700,000	7.1%
Invesco Ltd(8)	13,429,352	7.0%
Brookfield Asset Management, Inc.(9)	11,551,213	6.0%
________________

*	Less than 1%

(1)	Consists of shares held, including all shares of restricted stock held (whether or not such restricted shares have transfer and/or voting restrictions).

(2)
Includes the following number of vested restricted stock units held by the director, which were issued at the director’s election in lieu of a portion of his or her quarterly cash compensation as a director: Mr. Decker—15,547 units; and Ms. Clegg—6,850 units.

(3)	Includes 400 shares held indirectly by a trust in which Mr. Petty’s daughter is the beneficiary and 4,000 shares held by a trust in which Mr. Petty is the beneficiary.

(4)
Information regarding Glenview Capital Management, LLC ("Glenview") is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017 by Glenview and Larry Robbins. Glenview reported that it has shared voting power and shared dispositive power with respect to 16,630,415 shares. The address of the principal business office of Glenview is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(5)
Information regarding The Vanguard Group ("Vanguard") is based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by Vanguard. Vanguard reported that it has sole voting power with respect to 110,432 shares, shared voting power with respect to 20,527 shares, sole dispositive power with respect to 14,602,292 shares and shared dispositive power with respect to 121,143 shares. The address of the principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Information regarding BlackRock, Inc. ("BlackRock") is based solely on a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock. BlackRock reported that it has sole voting power with respect to 13,766,960 shares and sole dispositive power with respect to 14,452,850 shares. The address of the principal business office of BlackRock is 55 East 52nd Street, New York, New York 10055.

(7)
Information regarding Senator Investment Group LP ("Senator") is based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by Senator, Alexander Klabin and Douglas Silverman. Senator reported that it has shared voting power and shared dispositive power with respect to 13,700,000 shares. The address of the principal business office of Senator is 510 Madison Avenue, 28th Floor, New York, New York 10022.

(8)
Information regarding Invesco Ltd. ("Invesco") is based solely on a Schedule 13G/A filed with the SEC on February 7, 2017 by Invesco. Invesco reported that it has sole voting power with respect to 12,644,701 shares and sole dispositive power with respect to 13,429,352 shares. The address of the principal business office of Invesco is 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309.

(9)
Information regarding Brookfield Asset Management, Inc. ("Brookfield") is based solely on a Schedule 13G filed with the SEC on February 14, 2017 by Brookfield, Brookfield Investment Management Inc. and Partners Limited. Brookfield reported that it has shared voting power with respect to 9,498,312 shares and shared dispositive power with respect to 11,551,213 shares. The address of the principal business office of Brookfield is 181 Bay Street, Suite 330, Toronto, Ontario, Canada, M5J2T3.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file these forms. Based solely on that review, we believe that during the fiscal year ended December 31, 2016, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Party Transactions
The Board has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.
Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee). All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction. The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration. In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction. In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.
At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.
Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
Since December 31, 2015, there have not been any related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed Brookdale's audited consolidated financial statements as of and for the year ended December 31, 2016 and discussed these financial statements with Brookdale's management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee's responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed under applicable auditing standards (including Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board), and other matters the Committee deemed appropriate.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm's independence. The Audit Committee also considered whether the independent auditors' provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors' independence.
Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale's Board of Directors that the audited financial statements be included in Brookdale's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE

James R. Seward, Chairman
Jackie M. Clegg
Jeffrey R. Leeds

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants ("E&Y"), to be Brookdale's independent registered public accounting firm for the year 2017 and has further directed that the Audit Committee's appointment of E&Y be submitted for ratification by our stockholders at the 2017 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.
E&Y was also Brookdale's independent registered public accounting firm for 2016. Before selecting E&Y, the Audit Committee carefully considered E&Y's qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee's review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.
The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y's annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.
A representative of E&Y will be present at the Annual Meeting, either in person or by teleconference, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
The Board recommends a vote FOR the ratification of the Audit Committee's appointment of E&Y as Brookdale's independent registered public accounting firm for fiscal year 2017.  Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
In connection with the audit of the 2016 financial statements, the Company entered into an engagement agreement with E&Y which sets forth the terms by which E&Y has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The Audit Committee specifically considered such procedures and determined that they were appropriate and consistent with the Company’s use of alternative dispute resolution generally in other circumstances.
Set forth below are the aggregate fees billed by E&Y during 2016 and 2015 for all audit, audit related, tax and other services provided by E&Y to the Company.

	2016	2015
Audit Fees	$2,175,000	$2,340,000
Audit-Related Fees	1,995	1,995
Tax Fees	—	24,651
All Other Fees	—	—
Total	$2,176,995	$2,366,646

“Audit Fees” include fees for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting.
“Audit-Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent registered public accounting firm.
“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, assistance with tax audit defense matters, and tax advice related to mergers and acquisitions.
“All Other Fees” include fees paid by the Company to E&Y that are not included in the three paragraphs above. There were no services in that category in 2016 or 2015.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by any such firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described in greater detail elsewhere in this proxy statement, our executive compensation program is structured to reward performance and to align the interests of our executives with those of our stockholders. To that end, each of our executives' total annual cash compensation varies based on company and individual performance measured against financial and non-financial objectives. In addition, to further align our executives' interests with those of our stockholders, our long-term incentive compensation consists of time- and performance-based restricted stock. The value that may be realized if and when these restricted stock awards vest will depend upon our long-term performance.
At the Annual Meeting, the Board will request your advisory vote on the following resolution:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is advisory, which means that the vote on executive compensation is not binding on us, the Board or the Compensation Committee, and will not be construed as overruling a decision by us, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. In addition, the vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Although the vote is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Our current policy is to conduct the advisory vote to approve named executive officer compensation annually at our annual meetings of stockholders. The next advisory vote to approve named executive officer compensation is expected to occur at our 2018 annual meeting of stockholders.
The Board recommends that you vote FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables). Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act enables stockholders to vote at least once every six years, on an advisory non-binding basis, on how frequently they would like to cast an advisory vote to approve named executive officer compensation. Consistent with the views of our stockholders expressed in 2011 when we previously held this vote, we have held an advisory vote to approve named executive officer compensation annually since 2011. Under this Proposal 4, stockholders may vote their preference to hold the advisory vote to approve named executive officer compensation every year, every two years or every three years or abstain from voting.
After careful consideration, the Board believes that providing the advisory vote to approve named executive officer compensation every year is the most appropriate alternative because it will allow our stockholders to express their views on our executive compensation program on a more timely and consistent basis than the biennial and triennial alternatives. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes to approve named executive officer compensation and will consider the outcome of these votes in making its decisions on executive compensation.
The outcome of voting on this Proposal 4 is advisory only and will not be binding on us, the Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when making decisions regarding the frequency of future advisory votes to approve named executive officer compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes to approve named executive officer compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to Brookdale’s executive compensation program.
The Board recommends that you vote to hold future advisory votes to approve named executive officer compensation every ONE YEAR (as opposed to every two years or every three years). Unless otherwise instructed, we will vote all proxies we receive for ONE YEAR on this proposal.

PROPOSAL 5
APPROVAL OF THE AMENDED AND RESTATED BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN
On August 3, 2017, upon the recommendation of the Compensation Committee, the Board adopted an amendment and restatement of the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the "Amended and Restated 2014 Plan"), which will become effective upon, and subject to, receipt of the approval of our stockholders at the Annual Meeting. The original Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the "Existing 2014 Plan") was approved by stockholders at the 2014 annual meeting of stockholders. The Amended and Restated 2014 Plan will replenish the number of shares of common stock available to be granted under the plan by 8,000,000 and provide for certain other amendments described below. Stockholder approval of the Amended and Restated 2014 Plan will also constitute stockholder re-approval of the performance criteria set forth in the Amended and Restated 2014 Plan for purposes of Section 162(m) of the Internal Revenue Code.
Grants of equity-based awards to our employees, directors and consultants are an important part of our long-term incentive compensation program, which we use in order to strengthen the commitment of such individuals to the Company, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts will result in our long-term growth and profitability. Grants of equity-based awards to our employees, directors and consultants are also designed to encourage stock ownership by such individuals, which serves to align their interest with the interests of our stockholders. The proposed 8,000,000 additional shares, which represents approximately 4.3% of our outstanding common stock as of August 1, 2017, is expected to allow us to make grants under the Amended and Restated 2014 Plan for approximately four years under our current equity compensation practices.
Overview of Changes to the Existing 2014 Plan
The following table highlights certain provisions of the Amended and Restated 2014 Plan and the differences with the Existing 2014 Plan. This overview is qualified in its entirety by reference to the Amended and Restated 2014 Plan itself, a copy of which is attached hereto as Appendix A and incorporated by reference herein.

	Amended and Restated 2014 Plan	Change to Existing 2014 Plan
Authorized Shares
Approximately 9,904,802 shares will be available for awards, plus any additional shares that become available for reuse under the terms of our former Omnibus Incentive Plan due to forfeitures or cancellations of any of the approximately 180,529 awards outstanding thereunder as of August 1, 2017.
Represents an increase of 8,000,000 shares from the Existing 2014 Plan.
Limitation on Non-Employee Director Compensation
Annual non-employee director cash and equity compensation, whether awarded under the Amended and Restated 2014 Plan or outside the plan will be limited to no more than $600,000. The Board may make exceptions to increase the applicable limit up to $1,000,000 for individual non-employee directors in extraordinary circumstances, such as for service as non-executive chairman of the Board or on a special litigation or transactions committee.

The Existing 2014 Plan limited non-employee director awards under the plan (but not compensation outside of the plan) to awards of no more than 50,000 shares and awards denominated in cash to no more than $300,000 during any fiscal year.

Limitations on Awards to Covered Officers
No individual will be granted options or SARs for more than 750,000 shares during any fiscal year. No individual who is likely to be a “covered employee” will be granted either restricted shares, RSUs, unrestricted shares, performance awards or other stock-based awards for more than 600,000 shares during any fiscal year, or an award denominated in cash in excess of $3,000,000 during any fiscal year.

Represents an increase from the 500,000 share limitation for options or SARs, an increase from the 500,000 share limitation for restricted shares, RSUs, performance awards or other stock-based awards, and an increase from the $2,000,000 limitation for an award denominated in cash.

Shares Available For Issuance Under the Plan
The Existing 2014 Plan reserved for issuance 7,400,425 shares of our common stock, plus the number of shares of our common stock that become available for reuse under our former Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (the "Former Plan") due to forfeitures or cancellations of any of the awards outstanding thereunder. As of August 1, 2017, approximately 1,904,802 shares of our common stock remained available for issuance under the Existing 2014 Plan. It is unlikely that such number of shares will be sufficient to complete our annual equity compensation awards for 2018 in accordance with our current equity compensation practices. We therefore are requesting that our stockholders vote to approve the Amended and Restated 2014 Plan, which will reserve for issuance an additional 8,000,000 shares of our common stock. If stockholders approve the Amended and Restated 2014 Plan, approximately 9,904,802 shares of our common stock will be available for awards, plus any additional shares that become available for reuse under the terms of the Former Plan due to forfeitures or cancellations of any of the approximately 180,529 awards outstanding thereunder as of August 1, 2017. The proposed 8,000,000 additional shares, which represents approximately 4.3% of the outstanding shares of our common stock as of August 1, 2017, is expected to allow us to make grants under the Amended and Restated 2014 Plan for approximately four years under our current equity compensation practices. If our stockholders do not approve the Amended and Restated 2014 Plan, the Existing 2014 Plan will remain in effect.
While equity-based awards are an important part of our long-term incentive compensation program, the Board and the Compensation Committee are mindful of our responsibility to stockholders to exercise judgment in granting equity-based awards to minimize stockholder dilution. The Board and the Compensation Committee believe that stockholder approval of the Amended and Restated 2014 Plan will enable us to continue to effectively incentivize our employees, directors and consultants while maintaining reasonable overhang and burn rates. In determining the number of shares of our common stock to be reserved for issuance under the Amended and Restated 2014 Plan, the Compensation Committee, with the assistance of F.W. Cook (the Compensation Committee’s independent compensation consultant), conducted an evaluation of the number of shares of our common stock remaining available for issuance under the Existing 2014 Plan, our historic burn rate and the overhang associated with the plan, which are described below. Based on this review, the Compensation Committee and the Board determined that it was advisable and in best interest of our stockholders to adopt the Amended and Restated 2014 Plan, with the number of shares of our common stock to be reserved for issuance thereunder as described above, to ensure that we can continue to provide a proper level of compensation to our employees, directors and consultants.

•
Burn Rate. Burn rate measures the historic dilutive impact of our equity compensation program. Our burn rate is equal to our total equity awards granted during the year, divided by the number of weighted average shares used in computing our basic and diluted net loss per share. The annual burn rate of awards granted under the Existing 2014 Plan and the Former Plan for the last three fiscal years were as follows (share numbers in thousands):

	2016	2015	2014	3-Year Average
Total Shares Granted During Fiscal Year	3,141	1,698	1,662	2,167
Weighted Average Shares Used in Computing Basic and Diluted Net Loss per Share	185,653	184,333	148,185	172,724
Burn Rate	1.7%	0.9%	1.1%	1.3%

The foregoing burn rates exclude 10,348 restricted stock units granted in 2016 to a director at his election in lieu of a portion of his quarterly cash compensation under our director compensation program.

•
Overhang. Overhang measures potential stockholder dilution and is equal to the number of shares subject to outstanding equity awards, plus the number of shares available to be granted, divided by the total number of shares outstanding (excluding unvested restricted stock). As of August 1, 2017, we had approximately 5,370,920 shares of our common stock subject to outstanding awards under the Existing 2014 Plan and the Former Plan, and approximately 1,904,802 shares of our common stock were available for future awards under the Existing 2014 Plan, which resulted in an overhang percentage of approximately 3.9%. The 8,000,000 additional shares of our common stock proposed to be included in the share reserve under the Amended and Restated 2014 Plan would increase the overhang percentage to 8.2%. All awards granted to date under the Existing 2014 Plan and the Former Plan have been full value awards (primarily restricted stock). We have never awarded options or stock appreciation rights.

Stockholder Approval of Performance Criteria
The adoption of the Amended and Restated 2014 Plan and its approval by our stockholders is intended to permit the grant of awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the annual deduction that we may take for compensation of our covered officers, which consist of our Chief Executive Officer and our three other most highly compensated executive officers (other than our Chief Financial Officer) who are serving at the end of the year. Under Section 162(m) of the Internal Revenue Code, certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. Among these requirements is a requirement that the material terms pursuant to which the performance-based compensation is to be paid be disclosed to and approved by our stockholders. Accordingly, if the Amended and Restated 2014 Plan is approved by our stockholders and the other conditions of Section 162(m) of the Internal Revenue Code relating to performance-based compensation are satisfied, qualified performance-based compensation paid to our covered officers pursuant to the Amended and Restated 2014 Plan will not fail to be deductible due to the operation of Section 162(m) of the Internal Revenue Code.
Description of the Amended and Restated 2014 Plan
The following is a summary of the material provisions of the Amended and Restated 2014 Plan. This summary is qualified in its entirety by reference to the Amended and Restated 2014 Plan itself, a copy of which is attached hereto as Appendix A and incorporated by reference herein.
Types of Awards; Eligibility
The Amended and Restated 2014 Plan provides for the issuance of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), unrestricted shares, performance awards (which may include cash awards) and other stock-based awards to our employees, directors and consultants. As of the record date of the Annual Meeting, approximately 1,000 employees, directors and consultants will be eligible to receive awards under the Amended and Restated 2014 Plan under our current compensation programs. Actual awards under the Amended and Restated 2014 Plan will be made only at the discretion of the Compensation Committee.

Shares Available; Certain Limitations
The number of shares of our common stock reserved and available for issuance under the Amended and Restated 2014 Plan will be equal to the sum of (i) 6,000,000 shares of our common stock, (ii) the 1,391,474 shares of our common stock reserved but unissued under the Former Plan as of June 5, 2014 (the date on which the Board adopted the Existing 2014 Plan); (iii) the number of shares of our common stock that become available for reuse under the terms of the Former Plan; and (iv) 8,000,000 shares of our common stock. All shares of our common stock that are available for the grant of awards under the Amended and Restated 2014 Plan may be granted as incentive stock options.
Under the Amended and Restated 2014 Plan, (i) no individual will be granted options or SARs for more than 750,000 shares of our common stock during any fiscal year and (ii) no individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code will be granted either (A) restricted shares, RSUs, unrestricted shares, performance awards or other stock-based awards for more than 600,000 shares of our common stock during any fiscal year or (B) an award denominated in cash in excess of $3,000,000 during any fiscal year.
Non-employee directors are eligible to receive awards under the Amended and Restated 2014 Plan, as determined by the Compensation Committee. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such non-employee director shall not exceed $600,000. The Amended and Restated 2014 Plan permits the Board to make exceptions to increase the applicable limit up to $1,000,000 for individual non-employee directors in extraordinary circumstances, such as where any such individual serves as non-executive chairman of the Board or on a special litigation or transactions committee; provided that the interested director does not take part in the decision. For purposes of the foregoing limitation, equity awards will be valued at the grant date fair value for accounting purposes.
Administration; No Repricing
The Amended and Restated 2014 Plan will be administered by the Compensation Committee (sometimes referred to as the “plan administrator”). The plan administrator may interpret the Amended and Restated 2014 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Amended and Restated 2014 Plan. The Amended and Restated 2014 Plan permits the plan administrator to select the employees, directors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including but not limited to extending the exercise period of such awards and accelerating the vesting schedule of such awards. Notwithstanding the foregoing, the plan administrator may not reprice or cancel and regrant any stock option, or if applicable, any other award at a lower exercise price or purchase price, or cancel any award with an exercise, base or purchase price in exchange for cash, property and other award, without first obtaining stockholder approval.
Amended and Restated 2014 Plan Term
The Amended and Restated 2014 Plan will terminate on June 5, 2024. Awards granted before such time will remain outstanding in accordance with their terms.
Restricted Shares and RSUs
Restricted shares and RSUs may be granted under the Amended and Restated 2014 Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, with respect to the grant of restricted shares and RSUs; provided, however, that time-based restricted shares must generally have a vesting schedule of not less than three years from the date of grant and performance-based restricted shares must generally have a vesting schedule of not less than one year from the date of grant. Any time-based restricted share award granted with a three-year vesting schedule may provide for no more favorable ratable vesting than one-third per year. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. Notwithstanding the foregoing, restricted shares and RSUs granted to non-employee directors will not be subject to the vesting limitations described in this paragraph.
Subject to the provisions of the Amended and Restated 2014 Plan and applicable award document, the plan administrator may provide for the lapse of restrictions on restricted shares and RSUs in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance objectives, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award documents.
Except as otherwise provided in an award document, a participant granted restricted shares will generally not have the right to receive dividends or vote with respect to such restricted shares until such restricted shares have vested. With respect to RSUs, during the restricted period, subject to the terms and conditions imposed by the plan administrator in the award documents, the RSUs may be credited with dividend equivalent rights.
Performance Awards
Performance awards may be granted by the plan administrator under the Amended and Restated 2014 Plan. A performance award consists of a right that is (i) denominated in cash or shares of our common stock, (ii) valued, as determined by the plan administrator, in accordance with, or subject to, the achievement of such performance objectives during such performance periods as the plan administrator shall establish, and (iii) payable at such time and in such form as the plan administrator shall determine. Performance awards may be paid in a lump sum or in installments or on a deferred basis. Termination of a participant’s employment or service prior to the end of any performance period will result in the forfeiture of the performance award for that period, and no payments will be made with respect to that period, except that the plan administrator at or after grant may provide that certain performance awards may be paid upon certain terminations of the participant’s employment or service with the Company.
Stock Options
Stock options, including incentive stock options or nonqualified stock options, may be granted under the Amended and Restated 2014 Plan. The incentive stock options (“ISOs”) granted under the Amended and Restated 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and may only be granted to our employees or any employee of any of our subsidiaries. The exercise price of all stock options granted under the Amended and Restated 2014 Plan will be determined by the plan administrator, provided that no option will be granted under the Amended and Restated 2014 Plan with an exercise price that is less than 100% of the fair market value of a share of our common stock on the date of grant. Further, the exercise price of ISOs granted to stockholders who own greater than 10% of our voting stock will not be granted at a price less than 110% of the fair market value of a share of our common stock on the date of grant. The term of all stock options granted under the Plan will be determined by the plan administrator, but may not exceed 10 years (5 years for ISOs granted to stockholders who own greater than 10% of our voting stock). To the extent that the aggregate fair market value (as of the date the options were granted) of shares of our common stock subject to ISOs granted to an optionee that first become exercisable in any calendar year exceed $100,000, the excess options will be treated as nonqualified stock options. Each stock option will be exercisable (including in the event of the optionee’s termination of employment or service) at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable stock option agreement.
Stock Appreciation Rights
SARs may be granted under the Amended and Restated 2014 Plan either alone or in conjunction with all or part of any stock option granted under the Amended and Restated 2014 Plan. A free-standing SAR granted under the Amended and Restated 2014 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over a specified price fixed by the plan administrator (which must be no less than the fair market value of a share of our common stock on the date of grant). A SAR granted in conjunction with all or part of a stock option under the Amended and Restated 2014 Plan entitles its holder to receive, at the time of exercise of the SAR and the surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over the exercise price of the related stock option. The maximum term of all SARs granted under the Amended and Restated 2014 Plan will be determined by the plan administrator, but may not exceed 10 years. The plan administrator may determine to settle the exercise of a SAR in shares of our common stock, cash, or any combination thereof.
Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.
Other Stock Based Awards; Unrestricted Shares
The plan administrator is also authorized to grant other stock-based awards to participants, which may include dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted by the Amended and Restated 2014 Plan. In addition, fully vested shares of our common stock may be granted under the Amended and Restated 2014 Plan.
Performance Goals
The vesting and/or payment of awards granted under the Amended and Restated 2014 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code will be based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; costs, cost growth or cost rate of growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation or information technology goals, or goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies, processes and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) Cash From Facility Operations (“CFFO”) or CFFO per share; adjusted CFFO or adjusted CFFO per share; CFFO, adjusted CFFO, CFFO per share or adjusted CFFO per share growth; Adjusted Free Cash Flow; or other operating cash flow measures; (xx) Facility Operating Income (“FOI”) or FOI per share; (xxi) Adjusted EBITDA or Adjusted EBITDA per share; (xxii) net operating income (“NOI”) or NOI per share; and (xxiii) any combination of, or a specified increase in, any of the foregoing.
The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates (including our proportionate share of such items attributable to any joint venture in which we have an interest but that is not controlled by us or in which we share control), or one of our or our affiliates' divisions, segments or strategic business units, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made or no vesting shall occur, levels of performance at which specified payments will be made or specified vesting shall occur, and a maximum level of performance above which no additional payment will be made or at which full vesting shall occur. Except as otherwise noted, the business criteria may be determined in accordance with generally accepted accounting principles and achievement of the criteria will require certification by the plan administrator. To the extent permitted by Section 162(m) of the Internal Revenue Code, the plan administrator will make equitable adjustments to the business criteria in recognition of unusual or non-recurring events affecting us or any of our affiliates or our financial statements or the financial statements of any of our affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
Any awards granted to “covered employees” for purposes of Section 162(m) of the Internal Revenue Code that are intended to qualify as “performance-based compensation” must be based solely upon one or more of these business criteria. No later than 90 days following the commencement of a performance period (or such other time as may be required or permitted under Section 162 (m) of the Internal Revenue Code), the Compensation Committee must, in writing (i) select the performance goal or goals applicable to the performance period, (ii) establish the various targets and bonus amounts which may be earned for such performance period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each participant for the performance period.
Merger, Consolidation and Other Changes in Corporate Structure
In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure, the plan administrator may make an equitable substitution or proportionate adjustment in (1) the aggregate number of shares reserved for issuance under the Amended and Restated 2014 Plan, (2) the maximum number of shares that may be subject to awards granted to any participant in any fiscal year, (3) the kind, number and exercise price of shares subject to outstanding stock options and SARs granted under the Amended and Restated 2014 Plan, and (4) the kind, number and purchase price of shares subject to outstanding awards granted under the Amended and Restated 2014 Plan. In addition, the plan administrator, in its discretion, may terminate all awards in exchange for the payment of cash or in-kind consideration.
Change in Control
Unless otherwise determined by the plan administrator and evidenced in an award document, in the event that (i) a “change in control” (as defined below) occurs and (ii) a participant’s employment or service is terminated by us or any of our successors or affiliates without cause within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved.
Definition of Change in Control
For purposes of the Amended and Restated 2014 Plan, the term “change in control” generally means the occurrence of any of the following, in summary: (1) any person or entity becomes the beneficial owner of our securities representing 50% of our then outstanding voting power; (2) an unapproved change in the majority membership of the Board, which means that directors who meet one of the following criteria cease to comprise a majority of the Board: (i) directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors or (ii) directors whose appointment or election was not approved or recommended by a vote of at least 2/3 of the directors who were in office as of June 5, 2014 or whose appointment, election or nomination for election was previously so approved or recommended; (3) the consummation of a merger of us or any of our subsidiaries with any other corporation, other than a merger immediately following which the individuals who comprise the Board immediately prior to the merger constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) our stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale of all or substantially all of the Company’s assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held by our stockholders following the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction or (b) a sale of such assets immediately following which the individuals who comprise our Board immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or, if that entity is a subsidiary, the ultimate parent thereof. Notwithstanding the foregoing, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which stockholders of the Company immediately prior thereto hold the same proportionate equity interest in the entity which owns all or substantially all of the assets of the Company immediately thereafter.
Amendment, Alteration and Termination
The terms of the Amended and Restated 2014 Plan provide that the Board may amend, alter or terminate the Amended and Restated 2014 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator, however, reserves the right to amend, modify or supplement an award to either bring it into compliance with Section 409A of the Internal Revenue Code, or to cause the award not to be subject to such Section.
New Plan Benefits
As noted above, participants in the Amended and Restated 2014 Plan will generally be selected in the discretion of the Compensation Committee from among our employees, directors and consultants. Thus, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable at this time. As of the close of business on the record date, the closing price of a share of our common stock traded on the NYSE was $12.97.
Registration with SEC
We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the Amended and Restated 2014 Plan that have not already been so registered.
Certain Federal Income Tax Consequences
The following is a brief summary of certain U.S. federal income tax aspects of awards that may be granted under the Amended and Restated 2014 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Plan participants must consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards granted under the Amended and Restated 2014 Plan.
Restricted Shares
A participant receiving restricted shares generally recognizes ordinary income in the amount of the fair market value of the restricted shares at the time the shares are no longer subject to forfeiture, less the consideration paid for the shares. The Company is generally entitled to a deduction of an amount equal to such ordinary income recognized by the participant. With respect to the sale of shares after the forfeiture period has expired, the tax basis for determining gain or loss when such shares are sold is the amount included in ordinary income plus any purchase price paid for the shares, and the holding period to determine whether the participant has long-term or short term capital gain or loss generally begins when the restriction period expires.

However, under Section 83(b) of the Internal Revenue Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the restricted shares (determined without regard to the restrictions) over the purchase price of the restricted shares. The Company is entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. If the shares appreciate in value between the time of the 83(b) election and the date the shares are no longer subject to forfeiture, the tax on the appreciation will be deferred until such time as the shares are sold. When such appreciated shares are sold, the tax basis for determining gain or loss is equal to the taxable ordinary income recognized on the date of grant plus any purchase price paid for the shares, and the holding period commences on the date of grant.
If, after making an 83(b) election, the shares are forfeited, the participant will be entitled to claim a tax loss in an amount equal to the purchase price paid for the forfeited shares, if any, less any amount realized on the forfeiture. However, a tax loss may not be claimed for the amount recognized as ordinary income as a result of the election.
Restricted Stock Units
In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Performance Awards
A participant who receives a performance award generally recognizes ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. We generally will be entitled to a tax deduction at the same time and in the same amount.
Incentive Stock Options
No taxable income is recognized by the participant upon the grant or exercise of an ISO. If shares of our common stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (i) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain, and any loss sustained will be a capital loss; and (ii) no deduction is allowed to the Company for federal income tax purposes. The exercise of an ISO gives rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.
If shares of our common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the holding periods described above, then generally: (i) the participant recognizes ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (ii) the Company is entitled to deduct any such recognized amount. Any further gain or loss realized by the participant is taxed as short-term or long-term capital gain or loss, as the case may be, and does not result in any deduction by the Company.
Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option is generally taxed as a non-qualified stock option.
Nonqualified Stock Options
Except as noted below, with respect to nonqualified stock options: (i) no income is recognized by the participant at the time the option is granted; (ii) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and

(iii) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.
Stock Appreciation Rights
No income is recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant generally recognizes ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. The Company is entitled to a deduction at the time and in the amount included in the participant’s income by reason of the exercise. If the participant receives shares of our common stock upon exercise of a SAR, the post-exercise appreciation or depreciation is treated in the same manner discussed above under “Nonqualified Stock Options.”
Other Awards
The federal income tax treatment of other stock-based awards depends on the nature of any such awards and the restrictions applicable to such awards. Such awards may, depending on the conditions applicable to the awards, be taxable as an option, awards of restricted stock or in a manner not described herein. With respect to cash awards and unrestricted shares granted under the Amended and Restated 2014 Plan, generally when the participant receives such award, the amount of cash and/or the fair market value of the shares of our common stock received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Equity Compensation Plans
The following table provides certain information as of December 31, 2016 with respect to our equity compensation plans (after giving effect to shares issued and/or vesting on such date):
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	—	—	4,556,638
Equity compensation plans not approved by security holders(3)	—	—	70,521
Total	—	—	4,627,159
________________

(1)
As of December 31, 2016, an aggregate of 3,945,855 shares of unvested restricted stock and 10,348 vested restricted stock units were outstanding under the Existing 2014 Plan, and an aggregate of 662,332 shares of unvested restricted stock and 6,850 vested restricted stock units were outstanding under the Former Plan. Such shares of restricted stock and restricted stock units are not reflected in the table above. The Existing 2014 Plan allows awards to be made in the form of stock options, stock appreciation rights, restricted shares, restricted stock units, unrestricted shares, performance awards and other stock-based awards.

(2)
The number of shares remaining available for future issuance under equity compensation plans approved by security holders consists of 3,532,466 shares remaining available for future issuance under the Existing 2014 Plan and 1,024,172 shares remaining available for future issuance under our Associate Stock Purchase Plan.

(3)
Represents shares remaining available for future issuance under our Director Stock Purchase Plan. Under the existing compensation program for the members of the Board, each non-employee/non-consultant director has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of his or her quarterly cash compensation. Any immediately vested shares that are elected to be received will be issued pursuant to the Director Stock Purchase Plan. Under the director compensation program, all cash amounts are payable quarterly in arrears. Any immediately vested shares that a director elects to receive under the Director Stock Purchase Plan will be issued at the same time that cash payments are made. The number of shares to be issued will be based on the closing price of our common stock on the date of issuance, or if such date is not a trading date, on the previous trading day's closing price. Fractional amounts will be paid in cash. The Board initially reserved 100,000 shares of our common stock for issuance under the Director Stock Purchase Plan.

Recommendation by the Board

The Board has determined that approval of the Amended and Restated 2014 Plan is advisable and in the best interests of the Company and its stockholders. The Board recommends a vote FOR approval of the Amended and Restated 2014 Plan. Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Deadline for Submitting Stockholder Proposals
Any stockholder who wishes to present a proposal for inclusion in the proxy materials used in connection with our 2018 annual meeting of stockholders must submit the proposal in writing so that it is received at Brookdale's principal executive offices no later than April 16, 2018. Such proposal must meet the requirements as to form and substance set forth in the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, in order to be eligible for inclusion in the proxy statement and related form of proxy. Any such proposal should be addressed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027".
Under our Amended and Restated Bylaws, in order for a stockholder proposal to be presented at the 2018 annual meeting of stockholders (other than by means of inclusion in the proxy materials under SEC Rule 14a-8 described above), the Secretary of Brookdale must have received proper notice from the stockholder not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and such proposal must constitute a proper matter for stockholder action. As a result, proposals for the 2018 annual meeting of stockholders submitted pursuant to these provisions of our Amended and Restated Bylaws must be received no earlier than May 28, 2018 and no later than the close of business on June 27, 2018. If the 2018 annual meeting of stockholders is called for a date that is not within 25 days before or after September 25, 2018, the notice must be received by Brookdale not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper form, the notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of Brookdale which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in the business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting. A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above and on the record date for the determination of stockholders entitled to notice of and vote at such annual meeting. The notice should be mailed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027". If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Amended and Restated Bylaws, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
Other Matters
The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.
No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdale.com.
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to Chad C. White, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

Appendix A
BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN
AS AMENDED AND RESTATED
Section 1.    Purpose of Plan.
The name of this plan is the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended from time to time, the "Plan"). The purpose of the Plan is to provide additional incentive to selected employees, directors and Consultants (as hereinafter defined) of the Company or its Subsidiaries (as hereinafter defined) whose contributions are essential to the growth and success of the Company's business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with the interests of the Company's stockholders, and to permit the payment of compensation that qualifies as "performance-based compensation" under Section 162(m) of the Code (as hereinafter defined). To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, unrestricted Shares, Performance Awards (which may include cash awards), Other Stock-Based Awards or any combination of the foregoing.
Section 2.    Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)    "Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.
(b)    "Affiliate" means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(c)    "Award" means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, unrestricted Share, Performance Award, or Other Stock-Based Award granted under the Plan.
(d)    "Award Document" means any written agreement, contract or other instrument or document evidencing an Award.
(e)    "Beneficial Owner" (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(f)    "Board" means the Board of Directors of the Company.
(g)    "Bylaws" mean the bylaws of the Company, as may be amended and/or restated from time to time.
(h)    "Cause" has the meaning set forth in the Participant's employment or other agreement with the Company or any of its Affiliates, provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause means (i) the continued failure by the Participant to substantially perform his or her duties and obligations to the Company or any of its Affiliates, including without limitation, repeated refusal to follow the reasonable directions of his or her employer, intentional violation of law in the course of performance of the duties of Participant's employment or service with the Company or any of its Affiliates, engagement in misconduct which is materially injurious to the Company or any of its Affiliates, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company's or any Affiliate's premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) the Participant's fraud or material dishonesty against the Company or any of its Affiliates; or (iii) the Participant's conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty. Determination of Cause shall be made by the Administrator in its sole discretion.
(i)    "Change in Capitalization" means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) declaration of a special or extraordinary dividend or other distribution (whether in the form of cash, Common Stock or other property), which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.
(j)    "Change in Control" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(1)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or
(2)    the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(3)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(4)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and solely to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.
(k)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(l)    "Committee" means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) an "outside director" within the meaning of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as "performance-based compensation" under Section 162(m) of the Code), (ii) a "non-employee director" within the meaning of Rule 16b-3 and (iii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company's Certificate of Incorporation or Bylaws, as amended from time to time, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee's members.
(m)    "Common Stock" means the common stock, par value $.01 per share, of the Company.
(n)    "Company" means Brookdale Senior Living Inc. (or any successor corporation).
(o)    "Consultant" means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any of its Subsidiaries.
(p)    "Covered Officer" means any individual who is or is likely to be a "covered employee" as defined in Section 162(m) of the Code with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or become vested.
(q)    "Disability" means that a Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any of its Affiliates.
(r)    "Eligible Recipient" means any employee, director or Consultant of the Company or any of its Subsidiaries who has been selected as an eligible participant by the Administrator.
(s)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.
(t)    "Exercise Price" means the per share price at which a holder of an Award may purchase the Shares issuable upon exercise of such Award.
(u)    "Fair Market Value" as of a particular date means the fair market value of a share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that if the Common Stock is admitted to trading on a national securities exchange, fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date, or, if no sale was reported on such date, the closing sale price reported for such share on such exchange on the last day preceding such date on which a sale was reported.

(v)    "Incentive Stock Option" means an Option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated in the applicable Award Document as an Incentive Stock Option.
(w)    "Non-Employee Director" means a director of the Company who is not an officer, employee or Consultant of the Company or of any Subsidiary.
(x)    "Nonqualified Stock Option" means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it shall not be treated as an Incentive Stock Option.
(y)    "Option" means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof.
(z)    "Other Stock-Based Award" means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including but not limited to dividend equivalents or performance units, each of which may be subject to the attainment of performance objectives, including objectives based on one or more of the Performance Goals, a period of continued employment or service or other terms or conditions as permitted under the Plan.
(aa)    "Participant" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority in Section 3 hereof, to receive grants of Awards, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.
(bb)    "Performance Award" means an award under Section 11 hereof.
(cc)    "Performance Goals" means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; costs, cost growth or rate of cost growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) Common Stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation or information technology goals, or goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies, processes and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) Cash From Facility Operations ("CFFO") or CFFO per Share; adjusted CFFO or adjusted CFFO per Share; CFFO, adjusted CFFO, CFFO per Share or adjusted CFFO per Share growth; Adjusted Free Cash Flow; or other operating cash flow measures; (xx) Facility Operating Income ("FOI") or FOI per Share; (xxi) Adjusted EBITDA or Adjusted EBITDA per Share; (xxii) net operating income ("NOI") or NOI per Share; and (xxiii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any of its Affiliates (including the Company’s proportionate share of such items attributable to any joint venture in which the Company has an interest but that is not controlled by the Company or in which the Company shares control), or a division, segment or strategic business unit of the Company or any of its Affiliates, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Except as otherwise noted, each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that, to the extent permitted by Section 162(m) of the Code to the extent applicable, the Committee shall make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any of its Affiliates or the financial statements of the Company or any of its Affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Notwithstanding the foregoing, the Committee shall take any actions pursuant to this paragraph to the extent necessary and desirable to maintain qualification of Awards as "performance-based compensation" under Section 162(m) of the Code.
(dd)    "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.
(ee)    "Restricted Share" means a Share, granted pursuant to Section 9 hereof, subject to certain restrictions that lapse at the end of a specified period or periods and/or upon the attainment of specified performance objectives, including objectives based on one or more Performance Goals.
(ff)    "Restricted Stock Unit" means a right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share at the end of a specified deferral period or periods and/or upon the attainment of specified performance objectives, including objectives based on one or more of the Performance Goals.
(gg)    "Retirement" means a termination of a Participant's employment or service, other than for Cause, on or after attainment of age 65.
(hh)    "Rule 16b-3" means Rule 16b-3 under the Exchange Act.
(ii)    "Shares" means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.
(jj)    "Stock" means Common Stock.
(kk)    "Stock Appreciation Right" means a right, granted under Section 8 hereof, to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.
(ll)    "Subsidiary," when used to determine whether an individual service provider can be an Eligible Recipient of an Award hereunder, means any corporation or other entity in a chain of corporations or other entities (beginning with the Company and ending with the Subsidiary to which the service provider provides direct services on the date of grant of the Award) in which each corporation or other entity has a "controlling interest" in another corporation or other entity in the chain and as to which the Company is consequently an "eligible issuer of service recipient stock" (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii)(E)). An additional requirement applies when "Subsidiary" is used to determine whether an employee can be an Eligible Recipient of an

Incentive Stock Option Award: "Subsidiary" then is also required to be a corporation in an unbroken chain of corporations beginning with the Company, with each of the corporations (other than the last corporation in the unbroken chain) owning stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain at the time of the granting of the Incentive Stock Option Award.
Section 3.    Administration.
(a)    The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as "performance-based compensation" under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3.
(b)    Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(1)    to select those Eligible Recipients who shall be Participants;
(2)    to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, unrestricted shares, Performance Awards, Other Stock-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(3)    to determine whether Options are intended to be Incentive Stock Options or Nonqualified Stock Options, provided, however, that Incentive Stock Options can only be granted to employees of the Company or any of its Subsidiaries (within the meaning of Sections 424(e) and (f) of the Code);
(4)    to determine the number of Shares to be covered by each Award granted hereunder;
(5)    to determine the terms and conditions, subject to the requirements of Section 409A of the Code and not inconsistent with the terms of the Plan (including Section 17(f) hereof), of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to awards of Restricted Shares or Restricted Stock Units and the conditions under which restrictions applicable to such awards of Restricted Shares or Restricted Stock Units shall lapse, (ii) the performance objectives and periods applicable to each Award, provided that the performance objectives shall be determined no later than such time as is required to ensure that any underlying Award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code so qualifies, (iii) the Exercise Price, (iv) the vesting schedule applicable to Awards, (v) the number of Shares subject to Awards and (vi) any amendments to the terms and conditions of outstanding Awards, including, but not limited to extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);
(6)    to determine the terms and conditions, subject to the requirements of Section 409A of the Code and not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards granted hereunder;
(7)    to determine the Fair Market Value for any purpose;
(8)    to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of their employment or service for purposes of Awards granted under the Plan;
(9)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(10)    to construe and interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Document relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.
(c)    Notwithstanding paragraph (b) of this Section 3, (i) neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price, or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Award, without first obtaining the approval of the Company's stockholders, and (ii) neither the Board, the Committee nor their respective delegates shall have the authority to take any action that would cause any Award granted under the Plan to fail to comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.
(d)    All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any of its Affiliates acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company or any of its Affiliates acting on their behalf shall, to the maximum extent permitted by law and the Bylaws, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.
(e)    Notwithstanding anything in this Plan to the contrary, all awards to Non-Employee Directors shall be administered by the Compensation Committee of the Board.
Section 4.    Shares Reserved for Issuance Under the Plan.
(a)    Subject to Section 5 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to the sum of (i) 6,000,000 shares of Common Stock, (ii) the number of shares of Common Stock reserved but unissued under the Brookdale Senior Living Inc. Omnibus Incentive Plan (as amended from time to time, the "2005 Plan") as of the Effective Date; (iii)    the number of shares of Common Stock that become available for reuse under the 2005 Plan following the Effective Date in accordance with the provisions of Section 4 thereof; and (iv) 8,000,000 shares of Common Stock, subject to approval by the Company’s stockholders at the 2017 Annual Meeting of Stockholders. All such shares of Common Stock that are available for the grant of Awards under the Plan may be granted as Incentive Stock Options.
(b)    Notwithstanding anything in this Plan to the contrary, and subject to Section 5 hereof, from and after such time as the Plan is subject to Section 162(m) of the Code:
(1)    No individual (including an individual who is a Covered Officer) will be granted Options or Stock Appreciation Rights for more than 750,000 Shares during any fiscal year.
(2)    No individual who is a Covered Officer will be granted (A) Restricted Shares, Restricted Stock Units, unrestricted Shares, Performance Awards or Other Stock-Based Awards for more than 600,000 Shares during any fiscal year or (B) an Award denominated in cash in excess of $3,000,000 during any fiscal year.
Any determination made in respect of the limitation set forth in this paragraph (b) shall be made in a manner consistent with Section 162(m) of the Code.
(c)    Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such

Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Stock Appreciation Right under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Option or Stock Appreciation Right under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of Shares, the full number of Shares underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of Shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such cash payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.
Section 5.    Equitable Adjustments.
In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any fiscal year, (ii) the kind, number and Exercise Price relating to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) performance objectives, including objectives based on one or more of the Performance Goals (to the extent permitted by Section 162(m) of the Code to the extent applicable) and (iv) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Shares, Restricted Stock Units, Performance Awards or Other Stock-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property of the aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding the foregoing, with respect to Incentive Stock Options, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such Section. The Administrator's determinations pursuant to this Section 5 shall be final, binding and conclusive.
Section 6.    Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals who qualify as Eligible Recipients; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any of its Subsidiaries. Non-Employee Directors shall also be eligible for Awards under the Plan, as determined by the Compensation Committee of the Board from time to time; provided, however, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed six hundred thousand dollars ($600,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to increase such limit to one million dollars ($1,000,000) for individual Non-Employee Directors in extraordinary circumstances, such as where a Non-Employee Director serves as the non-executive chairman of the Board or as a member of a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 7.    Options.
(a)    General. The grant of an Option shall be evidenced by an Award Document, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Document shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. Each Option shall be clearly identified in the applicable Award Document as either an Incentive Stock Option or a Nonqualified Stock Option. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Document.
(b)    Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or of any Subsidiary and an Incentive Stock Option is granted to such Participant, the Exercise Price of such Incentive Stock Option (to the extent required at the time of grant by the Code) shall be no less than one hundred and ten percent (110%) of the Fair Market Value on the date such Incentive Stock Option is granted.
(c)    Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted, except that Incentive Stock Options granted to a Participant who owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or of any Subsidiary, shall not be exercisable more than five years after the date such Option is granted. Each Option's term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Document. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.
(d)    Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of performance objectives, as shall be determined by the Administrator in the applicable Award Document. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.
(e)    Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.
(f)    Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, the portion of such Incentive Stock Options in excess of $100,000 shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive

Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless (i) the Exercise Price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.
(g)    Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 16 hereof and, if requested, has given the representation described in paragraph (b) of Section 17 hereof.
(h)    Transfers of Options. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option, no Option granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant's guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant's lifetime of a Nonqualified Stock Option, (i) by gift to a member of the Participant's immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members, or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each such transferee shall agree to be bound by the provisions of this Plan and the applicable Award Document.
(i)    Termination of Employment or Service. In the event of the termination of employment or service with the Company and all of its Affiliates of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
(j)    Other Change in Employment Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator. The Administrator shall follow any applicable provisions and regulations with respect to the treatment of Incentive Stock Options and the written policies of the Company (if any), including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.
Section 8.    Stock Appreciation Rights.
(a)    General. Stock Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Option granted under the Plan ("Related Rights"). In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made; the number of Shares to be awarded, the price per share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a share of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Document.

(b)    Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to a Stock Appreciation Right until the Participant has exercised such Stock Appreciation Right, has satisfied the requirements of Section 16 hereof and, if requested, has given the representation described in paragraph (b) of Section 17 hereof.
(c)    Exercisability.
(1)    Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
(2)    Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8; provided, however, that a Related Right granted in connection with an Incentive Stock Option shall be exercisable only if and when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of such Option.
(d)    Payment Upon Exercise.
(1)    Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right (which price shall be no less than one hundred (100%) of the Fair Market Value on the date of grant) multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.
(2)    A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option (which price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant) multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(3)    Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash or other property (or in any combination of Shares, cash or other property) to the extent that such settlement does not violate Section 409A of the Code.
(e)    Non-Transferability.
(1)    Free Standing Rights shall be transferable only when and to the extent that an Option would be transferable under Section 7 of the Plan.
(2)    Related Rights shall be transferable only when and to the extent that the underlying Option would be transferable under Section 7 of the Plan.
(f)    Termination of Employment or Service.
(1)    In the event of the termination of employment or service with the Company and all of its Affiliates of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
(2)    In the event of the termination of employment or service with the Company and all of its Affiliates of a Participant who has been granted one or more Related Rights, such Related Rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)    Term.
(1)    The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten years after the date such right is granted.
(2)    The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten years after the date such right is granted.
Section 9.    Restricted Shares and Restricted Stock Units.
(a)    General. Restricted Shares and Restricted Stock Units may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which Restricted Shares or Restricted Stock Units shall be made; the number of Restricted Shares or Restricted Stock Units to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Stock Units; the Restricted Period (as defined in paragraph (b) of this Section 9), if any, applicable to Restricted Shares or Restricted Stock Units; the performance objectives, including objectives based on one or more Performance Goals, if any, applicable to awards of Restricted Shares or Restricted Stock Units; and all other conditions of the Restricted Shares and Restricted Stock Units. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Stock Units. The provisions of the Restricted Shares or Restricted Stock Units need not be the same with respect to each Participant.
(b)    Restrictions and Conditions. Restricted Shares and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(1)    Subject to the provisions of the Plan and the Restricted Shares Award Document or Restricted Stock Units Award Document, as appropriate, governing any such Award, during such period as may be set by the Administrator commencing on the date of grant (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares or Restricted Stock Units awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance objectives, the Participant's termination of employment or service with the Company and all of its Affiliates, or the Participant's death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.
(2)    Except as may be otherwise provided in a Restricted Share Award Document, the Participant shall have no right with respect to Restricted Shares to vote as a stockholder of the Company during the Restricted Period or to receive dividends which are declared with respect to Restricted Shares with a record date during the Restricted Period. Unless otherwise provided in the applicable Award Document, any Shares receivable with respect to the Restricted Shares pursuant to an equitable adjustment under Section 5 hereof in connection with a Change in Capitalization shall be subject to the same restrictions as the Restricted Shares. The Participant shall generally not have the rights of a stockholder with respect to Restricted Stock Units during the Restricted Period; provided, however, that, subject to the requirements of Section 409A of the Code, the Restricted Stock Units Award Document may provide the Participant with the right to receive dividend equivalent payments with respect to the Restricted Stock Units subject to the Award during the Restricted Period (either currently or upon the delivery of the Shares, cash or other property, as applicable, in respect of the Restricted Stock Units). Unless otherwise provided in an Award Document, upon the vesting of any Restricted Stock Units, there shall be delivered to the Participant, as soon as practicable following the date on which such Restricted Stock Units vest (but in any event within such period as is required to avoid the imposition of a tax under Section 409A of the Code), the number of Shares, cash or other property, as applicable, payable in respect of the Restricted Stock Units becoming so vested.

(c)    Termination of Employment or Service. The rights of Participants granted Restricted Shares or Restricted Stock Units upon termination of employment or service with the Company and all of its Affiliates for any reason during the Restricted Period shall be set forth in the Award Document.
Section 10.    Other Stock-Based Awards.
The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Document. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any performance objectives (including objectives based on one or more of the Performance Goals) and performance periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.
Section 11.    Performance Awards.
(a)    General. The Administrator shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock, (ii) valued, as determined by the Administrator, in accordance with, or subject to, the achievement of such performance objectives, including objectives based on one or more of the Performance Goals, during such performance periods as the Administrator shall establish, and (iii) payable at such time and in such form as the Administrator shall determine. All Performance Awards shall be subject to the terms and provisions of this Section 11.
(b)    Restrictions and Conditions. Subject to the terms of this Plan and any applicable Award Document, the Administrator shall determine the performance objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.
(c)    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Administrator, on a deferred basis. Termination of employment or service prior to the end of any performance period will result in the forfeiture of the Performance Award for that period, and no payments will be made with respect to that period, except that the Administrator at or after grant may provide that certain Performance Awards may be paid upon certain terminations of the Participant's employment or service with the Company. A participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Administrator may determine at or after grant.
Section 12.    Certain Awards to Covered Officers.
Notwithstanding anything in this Plan to the contrary, to the extent necessary and desirable to maintain qualification of Awards as "performance-based compensation" under Section 162(m) of the Code, with respect to grants of Awards, no later than ninety (90) days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the Performance Goal or Performance Goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between Performance Goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Document, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.
Section 13.    Change in Control Provisions.
Unless otherwise determined by the Administrator and evidenced in an Award Document, in the event that (i) a Change in Control occurs and (ii) the Participant's employment or service is terminated by the Company, its successor or any of its Affiliates without Cause on or after the effective date of the Change in Control but prior to twelve (12) months following such Change in Control, then:
(a)    any unvested or unexercisable portion of any Award carrying a right to exercise shall become vested and exercisable; and
(b)    the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.
Section 14.    Amendment and Termination.
The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company's stockholders for any amendment that would require such approval in order to satisfy the requirements of Sections 162(m) or 422 of the Code, any rules of the stock exchange on which the Common Stock is traded or other applicable law. If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to (but is not obligated to) amend, modify or supplement such Award in order to cause it to either (i) not be subject to Section 409A of the Code or (ii) comply with the applicable provisions of Section 409A of the Code. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.
Section 15.    Unfunded Status of Plan.
The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 16.    Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.
Section 17.    General Provisions.
(a)    Shares shall not be issued pursuant to the exercise of any Option granted hereunder unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable.
(c)    All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
(d)    The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a stockholder agreement or "lock-up" agreement in such form as the Committee shall determine is necessary or desirable to further the Company's interests.
(e)    The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any of its Subsidiaries, as the case may be, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or service of any of its Eligible Recipients at any time.
(f)    Notwithstanding anything in this Plan to the contrary, each time-based Restricted Share Award (or similar time-based full-value Award) granted hereunder must have a stated vesting or restricted period of not less than three years from the date of grant. The terms of any such Restricted Share Award may provide that the Award shall vest, and the restrictions shall lapse, in installments during the vesting or restriction period; provided, however, that any such Award granted with a three year vesting or restriction period may provide for no more favorable ratable vesting than one-third (1/3) per year. Notwithstanding anything in this Plan to the contrary, each performance-based Restricted Share Award (or similar performance-based full-value Award) granted hereunder must have a stated vesting or restriction period of not less than one year from the date of grant. Notwithstanding anything in this Section 17(f) to the contrary, any Awards granted hereunder may be subject to accelerated vesting as contemplated by the terms of this Plan, as set forth in the applicable Award Document or as otherwise approved by the Administrator. Unless otherwise determined by the Administrator, any Restricted Shares or Restricted Stock Units granted to Non-Employee Directors shall not be subject to the foregoing restrictions.
Section 18.    Effective Date.
The Plan was originally adopted and approved by the Board on June 5, 2014 (the "Effective Date") and was approved by stockholders of the Company on July 7, 2014. The current amendment and restatement of the Plan was adopted and approved by the Board on August 3, 2017 and shall become effective upon and subject to receipt of stockholder approval at the 2017 Annual Meeting of Stockholders.

Section 19.    Term of Plan.
No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
Section 20.    Clawback.
Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Section 21.    Section 409A.
The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
Section 22.    Governing Law.
The Plan shall be governed by and construed according to the law of the State of Delaware without regard to its principles of conflict of laws.

BROOKDALE
— SENIOR LIVING SOLUTIONS —

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111 WESTWOOD PLACE, SUITE 400
BRENTWOOD, TN 37027

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A Frank M. Bumstead	☐	☐	☐
1B Daniel A. Decker	☐	☐	☐
1C T. Andrew Smith	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 year**	**2 years**	**3 years**	**Abstain**
4 Advisory vote on the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
5 Approval of the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000342835_1 R1.0.1.15

BROOKDALE SENIOR LIVING INC.
Annual Meeting of Stockholders
September 25, 2017 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel A. Decker, T. Andrew Smith and Chad C. White or any of them, each with power of substitution and revocation as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Monday, September 25, 2017 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR FOR PROPOSAL 4, FOR PROPOSAL 5, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000342835_2 R1.0.1.15

Continued and to be signed on reverse side